EXHIBIT 99.1

PART II

Item 8.	Financial Statements and Supplementary Data.

AK Steel Holding Corporation and Subsidiaries

MANAGEMENT’S RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. These principles permit choices among alternatives and require numerous estimates of financial matters. We believe the accounting principles chosen are appropriate under the circumstances, and that the estimates, judgments and assumptions involved in our financial reporting are reasonable.

We are responsible for the integrity and objectivity of the financial information presented in our consolidated financial statements. We maintain a system of internal accounting controls designed to provide reasonable assurance that employees comply with stated policies and procedures, that assets are safeguarded and that financial reports are fairly presented. On a regular basis, financial management discusses internal accounting controls and financial reporting matters with our independent registered public accounting firm and our Audit Committee, composed solely of independent outside directors. The independent registered public accounting firm and the Audit Committee also meet privately to discuss and assess our accounting controls and financial reporting.

Dated:	February 19, 2016	/s/ Roger K. Newport
Roger K. Newport
Chief Executive Officer and Director

Dated:	February 19, 2016	/s/ Jaime Vasquez
Jaime Vasquez
Vice President, Finance and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
AK Steel Holding Corporation

We have audited the accompanying consolidated balance sheets of AK Steel Holding Corporation (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AK Steel Holding Corporation at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U. S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AK Steel Holding Corporation’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 19, 2016 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
February 19, 2016, except for Note 20, as to which the date is July 29, 2016

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2015, 2014 and 2013
(dollars in millions, except per share data)
	2015	2014	2013

Net sales	$6,692.9	$6,505.7	$5,570.4

Cost of products sold (exclusive of items shown separately below)	6,032.0	6,007.7	5,107.8
Selling and administrative expenses (exclusive of items shown separately below)	261.9	247.2	205.3
Depreciation	216.0	201.9	190.1
Pension and OPEB expense (income) (exclusive of corridor charges shown below)	(63.0)	(92.5)	(68.6)
Pension and OPEB net corridor charge	131.2	2.0	—
Charge for facility idling	28.1	—	—

Total operating costs	6,606.2	6,366.3	5,434.6

Operating profit	86.7	139.4	135.8

Interest expense	173.0	144.7	127.4
Impairment of Magnetation investment	(256.3)	—	—
Impairment of AFSG investment	(41.6)	—	—
Other income (expense)	1.4	(21.1)	(1.4)

Income (loss) before income taxes	(382.8)	(26.4)	7.0

Income tax expense (benefit)	63.4	7.7	(10.4)

Net income (loss)	(446.2)	(34.1)	17.4
Less: Net income attributable to noncontrolling interests	62.8	62.8	64.2

Net income (loss) attributable to AK Steel Holding Corporation	$(509.0)	$(96.9)	$(46.8)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation common stockholders	$(2.86)	$(0.65)	$(0.34)

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2015, 2014 and 2013
(dollars in millions)
	2015	2014	2013
Net income (loss)	$(446.2)	$(34.1)	$17.4
Other comprehensive income (loss), before tax:
Foreign currency translation gain (loss)	(3.1)	(3.7)	1.2
Cash flow hedges:
Gains (losses) arising in period	(64.2)	(51.6)	3.5
Reclassification of losses (gains) to net income (loss)	61.4	1.1	(25.2)
Unrealized holding gains on securities:
Unrealized holding gains (losses) arising in period	—	—	0.2
Pension and OPEB plans:
Prior service credit (cost) arising in period	(7.7)	10.9	(6.1)
Gains (losses) arising in period	(60.8)	(422.5)	422.3
Reclassification of prior service cost (credits) included in net income (loss)	(60.2)	(68.9)	(76.2)
Reclassification of losses (gains) included in net income (loss)	165.0	6.9	25.3
Other comprehensive income (loss), before tax	30.4	(527.8)	345.0
Income tax expense in other comprehensive income (loss)	13.2	—	22.7
Other comprehensive income (loss)	17.2	(527.8)	322.3
Comprehensive income (loss)	(429.0)	(561.9)	339.7
Less: Comprehensive income attributable to noncontrolling interests	62.8	62.8	64.2
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(491.8)	$(624.7)	$275.5

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2015 and 2014
(dollars in millions, except per share data)
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$56.6	$70.2
Accounts receivable, net	444.9	644.3
Inventory, net	1,226.3	1,172.1
Other current assets	78.4	71.4
Total current assets	1,806.2	1,958.0
Property, plant and equipment	6,466.0	6,388.4
Accumulated depreciation	(4,379.5)	(4,175.2)
Property, plant and equipment, net	2,086.5	2,213.2
Other non-current assets:
Investments in affiliates	70.7	388.7
Other non-current assets	121.0	268.1
TOTAL ASSETS	$4,084.4	$4,828.0
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$703.4	$803.1
Accrued liabilities	261.5	266.5
Current portion of pension and other postretirement benefit obligations	77.7	55.6
Total current liabilities	1,042.6	1,125.2
Non-current liabilities:
Long-term debt	2,354.1	2,422.0
Pension and other postretirement benefit obligations	1,146.9	1,225.3
Other non-current liabilities	136.4	132.5
TOTAL LIABILITIES	4,680.0	4,905.0
Equity (deficit):
Common stock, authorized 300,000,000 shares of $.01 par value each; issued 178,284,137 and 177,362,600 shares in 2015 and 2014; outstanding 177,893,562 and 177,215,816 shares in 2015 and 2014	1.8	1.8
Additional paid-in capital	2,266.8	2,259.1
Treasury stock, common shares at cost, 390,575 and 146,784 shares in 2015 and 2014	(2.0)	(1.0)
Accumulated deficit	(3,057.0)	(2,548.0)
Accumulated other comprehensive loss	(187.2)	(204.4)
Total stockholders’ equity (deficit)	(977.6)	(492.5)
Noncontrolling interests	382.0	415.5
TOTAL EQUITY (DEFICIT)	(595.6)	(77.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$4,084.4	$4,828.0

The consolidated balance sheets as of December 31, 2015 and 2014, include the following amounts for consolidated variable interest entities, before intercompany eliminations. See Note 15 for more information concerning variable interest entities.

	2015	2014
SunCoke Middletown
Cash and cash equivalents	$7.6	$18.2
Inventory, net	19.8	29.6
Property, plant and equipment	421.5	420.1
Accumulated depreciation	(57.6)	(43.3)
Accounts payable	10.8	10.6
Other assets (liabilities), net	(0.5)	(0.3)
Noncontrolling interests	380.0	413.7

Other variable interest entities
Cash and cash equivalents	$1.1	$1.0
Property, plant and equipment	11.5	11.4
Accumulated depreciation	(9.4)	(9.3)
Other assets (liabilities), net	0.9	0.6
Noncontrolling interests	2.0	1.8

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2015, 2014 and 2013
(dollars in millions)
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$(446.2)	$(34.1)	$17.4
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation	201.7	187.6	176.1
Depreciation—SunCoke Middletown	14.3	14.3	14.0
Amortization	21.2	20.4	19.1
Impairment of Magnetation and AFSG investments	297.9	—	—
Deferred income taxes	62.1	8.2	(7.3)
Contributions to pension trust	(24.1)	(196.5)	(181.1)
Pension and OPEB expense (income)	(63.0)	(92.5)	(68.6)
Pension and OPEB net corridor charge	131.2	2.0	—
Contributions to retirees VEBAs	(3.1)	(3.1)	(30.8)
Affiliate (earnings) losses and distributions, net	19.7	9.8	11.3
Other operating items, net	(4.4)	6.0	(1.9)
Changes in assets and liabilities, net of effect of acquired business:
Accounts receivable	228.1	33.8	(50.1)
Inventories	(53.8)	(223.4)	22.6
Accounts payable and other current liabilities	(139.7)	25.2	46.7
Charge for facility idling	28.1	—	—
Other assets	(7.6)	(8.2)	(4.7)
Pension obligations	(12.7)	(18.2)	(10.0)
Postretirement benefit obligations	(48.3)	(63.9)	(63.4)
Other liabilities	(1.1)	9.8	0.5
Net cash flows from operating activities	200.3	(322.8)	(110.2)
Cash flows from investing activities:
Capital investments	(99.0)	(81.1)	(63.6)
Investments in Magnetation LLC	—	(100.0)	(50.0)
Investments in acquired business, net of cash acquired	—	(690.3)	—
Proceeds from sale of equity investee	25.0	—	—
Proceeds from AFSG Holdings, Inc. distribution	14.0	—	—
Other investing items, net	12.5	13.6	15.1
Net cash flows from investing activities	(47.5)	(857.8)	(98.5)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	(55.0)	515.0	90.0
Proceeds from issuance of long-term debt	—	427.1	31.9
Redemption of long-term debt	(14.1)	(0.8)	(27.4)
Proceeds from issuance of common stock	—	345.3	—
Debt issuance costs	—	(15.5)	(3.4)
SunCoke Middletown distributions to noncontrolling interest owners	(96.3)	(61.0)	(64.8)
Other financing items, net	(1.0)	(4.6)	0.7
Net cash flows from financing activities	(166.4)	1,205.5	27.0
Net increase (decrease) in cash and cash equivalents	(13.6)	24.9	(181.7)
Cash and cash equivalents, beginning of year	70.2	45.3	227.0
Cash and cash equivalents, end of year	$56.6	$70.2	$45.3

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended December 31, 2015, 2014 and 2013
(dollars in millions)
	Common Stock	Addi- tional Paid-In- Capital	Treasury Stock	Accum- ulated Deficit	Accum- ulated Other Compre- hensive Income (Loss)	Noncon- trolling Interests	Total
December 31, 2012	$1.5	$2,069.7	$(173.3)	$(2,404.3)	$1.1	$414.3	$(91.0)
Net income (loss)				(46.8)		64.2	17.4
Share-based compensation		9.5					9.5
Purchase of treasury stock			(0.7)				(0.7)
Change in accumulated other comprehensive income (loss)					322.3		322.3
Net distributions to noncontrolling interests						(64.8)	(64.8)
December 31, 2013	$1.5	$2,079.2	$(174.0)	$(2,451.1)	$323.4	$413.7	$192.7

Net income (loss)				(96.9)		62.8	(34.1)
Issuance of common stock	0.4	344.9					345.3
Retirement of treasury stock	(0.1)	(173.9)	174.0				—
Share-based compensation		8.9					8.9
Purchase of treasury stock			(1.0)				(1.0)
Change in accumulated other comprehensive income (loss)					(527.8)		(527.8)
Net distributions to noncontrolling interests						(61.0)	(61.0)
December 31, 2014	$1.8	$2,259.1	$(1.0)	$(2,548.0)	$(204.4)	$415.5	$(77.0)

Net income (loss)				(509.0)		62.8	(446.2)
Share-based compensation		7.7					7.7
Purchase of treasury stock			(1.0)				(1.0)
Change in accumulated other comprehensive income (loss)					17.2		17.2
Net distributions to noncontrolling interests						(96.3)	(96.3)
December 31, 2015	$1.8	$2,266.8	$(2.0)	$(3,057.0)	$(187.2)	$382.0	$(595.6)

See notes to consolidated financial statements.

AK STEEL HOLDING CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in millions, except per share amounts or as otherwise specifically noted)

NOTE 1 - Summary of Significant Accounting Policies

Basis of Presentation: These financial statements consolidate the operations and accounts of AK Steel Holding Corporation (“AK Holding”), its wholly-owned subsidiary AK Steel Corporation (“AK Steel”), all subsidiaries in which AK Holding has a controlling interest, and two variable interest entities for which AK Steel is the primary beneficiary. Unless the context indicates otherwise, references to “we,” “us” and “our” refer to AK Holding and its subsidiaries. We also operate Mexican and European trading companies that buy and sell steel and steel products and other materials. We manage operations on a consolidated, integrated basis so that we can use the most appropriate equipment and facilities for the production of a product, regardless of product line. Therefore, we conclude that we operate in a single business segment. All intercompany transactions and balances have been eliminated.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the amounts reported. We base these estimates on historical experience and information available to us about current events and actions we may take in the future. Estimates and assumptions affect significant items that include the carrying value of long-lived assets, including investments and goodwill; valuation allowances for receivables, inventories and deferred income tax assets; legal and environmental liabilities; workers compensation and asbestos liabilities; share-based compensation; excess cost of operations; and assets and obligations of employee benefit plans. There can be no assurance that actual results will not differ from these estimates.

Revenue Recognition: Revenue from sales of products is recognized at the time that title and the risks and rewards of ownership pass, which can be on the date of shipment or the date of receipt by the customer depending on when the terms of customers’ arrangements are met, the sales price is fixed or determinable, and collection is reasonably assured. Sales taxes collected from customers are recorded on a net basis with no revenue recognized.

Cost of Products Sold: Cost of products sold consists primarily of raw materials, energy costs, supplies consumed in the manufacturing process, manufacturing labor, contract labor and direct overhead expense necessary to manufacture the finished steel product, as well as distribution and warehousing costs. Our share of the income (loss) of investments in associated companies accounted for under the equity method is included in costs of products sold since these operations are integrated with our overall steelmaking operations, except for our share of the income (loss) of Magnetation LLC, which is included in other income (expense).

Share-Based Compensation: Compensation costs for stock awards granted under our Stock Incentive Plan are recognized over their vesting period using the straight-line method.

Legal Fees: Legal fees associated with litigation and similar proceedings that are not expected to provide a benefit in future periods are generally expensed as incurred. Legal fees associated with activities that are expected to provide a benefit in future periods, such as costs associated with the issuance of debt, are generally capitalized as incurred.

Income Taxes: Interest and penalties from uncertain tax positions are included in income tax expense. Deferred tax assets do not include certain amounts that arise from tax deductions from share-based compensation in excess of compensation recognized for financial reporting when net operating loss carryforwards are created. We use tax law ordering to determine when excess tax benefits have been realized.

Earnings per Share: Earnings per share is calculated using the “two-class” method. Under the “two-class” method, undistributed earnings are allocated to both common shares and participating securities. We divide the sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted-average number of common shares outstanding during the period. The restricted stock granted by AK Holding is entitled to dividends before vesting and meets the criteria of a participating security.

Cash Equivalents: Cash equivalents include short-term, highly-liquid investments that are readily convertible to known amounts of cash and have an original maturity of three months or less.

Inventories: Inventories are valued at the lower of cost or market. We measure the cost of the majority of inventories on the last-in, first-out (LIFO) method. Other inventories are measured principally at average cost and consist mostly of foreign inventories and certain raw materials.

Property, Plant and Equipment: Plant and equipment are depreciated under the straight-line method over their estimated lives. Estimated lives are as follows: land improvements over 20 years, leaseholds over the life of the lease, buildings over 40 years and machinery and equipment over two to 20 years. The estimated weighted-average life of our machinery and equipment is 12 years at the end of the current year. Costs incurred to develop coal mines are capitalized when incurred. We use the units-of-production method utilizing only proven and probable reserves in the depletion base to compute the depletion of coal reserves and mine development costs. We expense costs associated with major maintenance activities at our operating facilities in the period in which they occur.

We review the carrying value of long-lived assets to be held and used and long-lived assets to be disposed of when events and circumstances warrant such a review. If the carrying value of a long-lived asset exceeds its fair value, an impairment has occurred and a loss is recognized based on the amount by which the carrying value exceeds the fair value, less cost to dispose, for assets to be sold or abandoned. We determine fair value by using quoted market prices, estimates based on prices of similar assets or anticipated cash flows discounted at a rate commensurate with risk.

Investments: Investments in associated companies are accounted for under the equity method. We review investments for impairment when circumstances indicate that a loss in value below its carrying amount is other than temporary.

Goodwill: Goodwill relates to our tubular business. We review goodwill for potential impairment at least annually on October 1 each year and whenever events or circumstances make it more likely than not that impairment may have occurred. Considering operating results and the estimated fair value of the business, the most recent annual goodwill impairment test indicated that the fair value of our tubular business reporting unit was in excess of its carrying value. No goodwill impairment was recorded as a result of the 2015, 2014 and 2013 annual impairment tests.

Debt Issuance Costs: Debt issuance costs for the revolving credit facility are included in other non-current assets and all other debt issuance costs reduce the carrying amount of long-term debt.

Pension and Other Postretirement Benefits: We recognize, as of the measurement date, any unrecognized actuarial net gains or losses that exceed 10% of the larger of the projected benefit obligations or the plan assets, defined as the “corridor”. Amounts inside the corridor are amortized over the plan participants’ life expectancy. We determine the expected return on assets using the fair value of plan assets.

Concentrations of Credit Risk: We are primarily a producer of carbon, stainless and electrical steels and steel products, which are sold to a number of markets, including automotive, industrial machinery and equipment, construction, power distribution and appliances. Net sales by product line are presented below:

	2015	2014	2013
Carbon	$4,746.8	$4,423.3	$3,643.4
Stainless and electrical	1,733.0	1,836.5	1,705.3
Tubular	201.3	231.4	220.7
Other	11.8	14.5	1.0
Total	$6,692.9	$6,505.7	$5,570.4

Percentages of our net sales attributable to various markets are presented below:

	2015	2014	2013
Automotive	60%	53%	51%
Infrastructure and Manufacturing	16%	18%	20%
Distributors and Converters	24%	29%	29%

We sell domestically to customers located primarily in the Midwestern and Eastern United States and to foreign customers, primarily in Canada, Mexico and Western Europe. Net sales to customers located outside the United States totaled $855.7, $755.4 and $708.0 for 2015, 2014 and 2013. We had two customers that accounted for 12% and 11% of net sales in 2015. No customer accounted for more than 10% of our net sales during 2014 and 2013.

Approximately 65% and 43% of accounts receivable outstanding at December 31, 2015 and 2014, are due from businesses associated with the U.S. automotive industry, including 20% and 14% of receivables due from one automotive customer as of December 31, 2015 and 2014. Except in a few situations where the risk warrants it, collateral is not required on accounts receivable. While we believe our recorded accounts receivable will be collected, in the event of default we would follow normal collection procedures. We maintain an allowance for doubtful accounts for the loss that would be incurred if a customer is unable to pay amounts due. We determine this allowance based on various factors, including the customer’s financial condition and changes in customer payment patterns. We write off accounts receivable against the allowance for doubtful accounts when it is remote that collection will occur.

Union Contracts: At December 31, 2015, we employed approximately 8,500 people, of which approximately 6,300 are represented by labor unions under various contracts that expire between 2016 and 2019. On February 5, 2015, members of the United Steelworkers, Local 1190, ratified a labor agreement covering approximately 215 production and maintenance employees at Mountain State Carbon, LLC. The new agreement took effect on March 1, 2015 and will expire on March 1, 2019. This is the initial labor agreement with the union at Mountain State Carbon. On May 8, 2015, members of the United Auto Workers, Local 4104, ratified a labor agreement covering approximately 140 production and maintenance employees at Zanesville Works. The new agreement took effect on May 20, 2015 and will expire on May 31, 2019. An agreement with the United Auto Workers, Local 3462, which represents approximately 330 employees at our Coshocton Works, is scheduled to expire on March 31, 2016. An agreement with the United Auto Workers, Local 3303, which represents approximately 1,240 employees at our Butler Works, is scheduled to expire on October 1, 2016.

Financial Instruments: We classify investments in equity securities as available-for-sale and carry them at fair value with unrealized gains and losses, net of tax, reported in other comprehensive income. Realized gains and losses on sales of available-for-sale securities are computed based upon initial cost adjusted for any other-than-temporary declines in fair value. We have no investments that are considered to be trading securities.

We are a party to derivative instruments that are designated and qualify as hedges for accounting purposes. We may also use derivative instruments to which we do not apply hedge accounting treatment. Our objective in using these instruments is to protect earnings and cash flows from fluctuations in the fair value of selected commodities and currencies.

Fluctuations in the price of certain commodities we use in production processes and in the selling price of certain commodity steel (hot roll carbon steel coils) may affect our income and cash flows. We have implemented raw material and energy surcharges for spot market customers and some contract customers. For certain commodities where such exposure exists, we may use cash-settled commodity price swaps, collars and purchase options, with a duration of up to three years, to hedge the price of a portion of our natural gas, iron ore, electricity, aluminum, zinc and nickel requirements or the selling price of hot roll carbon steel coils. We may designate some of these instruments as cash flow hedges and the effective portion of the changes in their fair value and settlements are recorded in accumulated other comprehensive income. Gains and losses are subsequently reclassified from accumulated other comprehensive income and recorded in cost of products sold or net sales in the same period as the earnings recognition of the associated underlying transaction. Other instruments are marked to market and recorded in cost of products sold or net sales with the offset recorded as current assets or accrued liabilities.

In addition, exchange rate fluctuations on monies we receive from European subsidiaries and other customers invoiced in European currencies create cash flow and income statement risks. To reduce these risks, we have entered a series of agreements to sell euros in the future at fixed dollar rates. These forward contracts are entered with durations up to twenty-four months. A typical contract is used as a cash flow hedge for the period that begins when an order is taken and ends when a sale is recognized, at which time it converts into a fair value hedge of a receivable we collect in euros. We do not designate these derivatives as hedges for accounting purposes and we recognize the change in fair value as expense or income in other income (expense).

We formally document all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking various hedge transactions. In this documentation, we specifically identify the asset, liability, firm commitment or forecasted transaction that has been designated as a hedged item, and state how the hedging instrument is expected to hedge the risks from that item. We formally measure effectiveness of hedging relationships both at the hedge inception and on an ongoing basis. We discontinue hedge accounting prospectively when we determine that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; when the derivative expires or is sold, terminated or exercised; when it is probable that the forecasted transaction will not occur; when a hedged firm commitment no longer meets the definition of a firm commitment; or when we determine that designation of the derivative as a hedge instrument is no longer appropriate. Our derivative contracts contain collateral funding requirements. We have master netting arrangements with counterparties, giving us the right to offset amounts owed under the derivative instruments and the collateral. We do not offset derivative assets and liabilities or collateral on our consolidated balance sheets.

Asbestos and Environmental Accruals: For a number of years, we have been remediating sites where hazardous materials may have been released, including sites no longer owned by us. In addition, a number of lawsuits alleging asbestos exposure have been filed and continue to be filed against us. We have established accruals for estimated probable costs from asbestos claim settlements and environmental investigation, monitoring and remediation. If the accruals are not adequate to meet future claims, operating results and cash flows may be negatively affected. Our accruals do not consider the potential for insurance recoveries, for which we have partial insurance coverage for some future asbestos claims. In addition, some existing insurance policies covering asbestos and environmental contingencies may serve to partially reduce future covered expenditures.

New Accounting Pronouncements: The Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), during the second quarter of 2014. Topic 606, as further amended by subsequent Accounting Standard Updates, affects virtually all aspects of an entity’s revenue recognition, including determining the measurement of revenue and the timing of when it is recognized for the transfer of goods or services to customers. Topic 606 is effective for annual reporting periods beginning after December 15, 2017. We are currently evaluating the effect of the adoption of Topic 606 on our financial position and results of operations.

The Financial Accounting Standards Board issued Accounting Standards Update No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), during the first quarter of 2015. ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. ASU 2015-02 is effective for annual reporting periods beginning after December 15, 2015, unless early adoption is elected. We are currently evaluating the effect of the adoption of ASU 2015-02 on our financial position and results of operations, but we do not expect the adoption to have a material effect on our consolidated financial statements.

In April 2015 and August 2015, the Financial Accounting Standards Board issued accounting guidance to simplify the presentation of debt issuance costs by requiring that debt issuance costs from a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. We elected to early adopt this guidance during 2015 on a retrospective basis. As a result, $24.8 of debt issuance costs was presented as a reduction of long-term debt as of December 31, 2015 and we reclassified $30.5 from other non-current assets to long-term debt as of December 31, 2014.

In November 2015, the Financial Accounting Standards Board issued accounting guidance to simplify the presentation of deferred tax assets and liabilities by requiring that all amounts be presented in the balance sheet as noncurrent assets or liabilities. We elected to early adopt this guidance during 2015 on a retrospective basis. As a result, we reclassified $67.7 from other current assets to other non-current assets as of December 31, 2014.

Reclassifications: We reclassified certain prior-year amounts to conform to the current-year presentation.

NOTE 2 - Supplementary Financial Statement Information

Research and Development Costs

We conduct a broad range of research and development activities aimed at improving existing products and manufacturing processes and developing new products and processes. Research and development costs, which are recorded as cost of products sold when incurred, totaled $27.6, $17.5 and $13.2 in 2015, 2014 and 2013.

Allowance for Doubtful Accounts

Changes in the allowance for doubtful accounts for the years ended December 31, 2015, 2014 and 2013, are presented below:

	2015	2014	2013
Balance at beginning of year	$9.0	$8.1	$9.1
Increase (decrease) in allowance	(3.0)	0.9	(0.4)
Receivables written off	—	—	(0.6)
Balance at end of year	$6.0	$9.0	$8.1

Inventory, net

Inventories as of December 31, 2015 and 2014, consist of:

	2015	2014
Finished and semi-finished	$996.5	$1,053.4
Raw materials	410.0	494.2
Total cost	1,406.5	1,547.6
Adjustment to state inventories at LIFO value	(180.2)	(375.5)
Inventory, net	$1,226.3	$1,172.1

There was no liquidation of LIFO layers in 2015 or 2014. During 2013, liquidation of LIFO layers generated income of $11.9. Changes in the LIFO reserve for the years ended December 31, 2015, 2014 and 2013, are presented below:

	2015	2014	2013
Balance at beginning of year	$375.5	$396.5	$435.0
Change in reserve	(195.3)	(21.0)	(38.5)
Balance at end of year	$180.2	$375.5	$396.5

Property, Plant and Equipment

Property, plant and equipment as of December 31, 2015 and 2014, consist of:

	2015	2014
Land, land improvements and leaseholds	$263.0	$260.7
Buildings	465.9	466.7
Machinery and equipment	5,628.2	5,571.0
Construction in progress	108.9	90.0
Total	6,466.0	6,388.4
Less accumulated depreciation	(4,379.5)	(4,175.2)
Property, plant and equipment, net	$2,086.5	$2,213.2

Interest on capital projects capitalized in 2015, 2014 and 2013 was $2.1, $2.7 and $2.7. Asset retirement obligations were $6.6 and $6.0 at December 31, 2015 and 2014.

Other Non-current Assets

Other non-current assets as of December 31, 2015 and 2014, consist of:

	2015	2014
Investment in AFSG Holdings, Inc.	$—	$55.6
Goodwill	32.8	32.8
Deferred tax assets, non-current	62.7	138.0
Other	25.5	41.7
Other non-current assets	$121.0	$268.1

Our investment in AFSG Holdings, Inc. (“AFSG”) represented the carrying value of our former insurance and finance leasing businesses, which have been largely liquidated. The activities of the remaining operating companies are being “run off”. We have no obligation to support the operations or liabilities of these companies. As part of our ongoing strategic review of our business and operations, we re-evaluated our investment in AFSG. During the fourth quarter of 2015, we received a distribution of $14.0 from AFSG. Since the distribution reduced our ability to recover our remaining investment in AFSG after the distribution, we determined our remaining investment in AFSG was impaired and recognized a non-cash charge of $41.6, or $0.23 per diluted share. In the first quarter of 2016, an AFSG subsidiary entered into a stock purchase agreement to sell the remaining non-captive insurance operations, subject to certain customary closing conditions, including regulatory approval.

Facility Idling

In the fourth quarter of 2015, we temporarily idled the Ashland Works blast furnace and steelmaking operations. We incurred a $28.1 charge during the quarter, which included $22.2 for supplemental unemployment and other employee benefit costs and $5.9 for equipment idling and other costs. The supplemental unemployment and other employee benefit costs are expected to be paid in 2016 and are recorded as accrued liabilities at December 31, 2015 in the consolidated balance sheet. Beginning in the first quarter of 2016, we estimate we will incur on-going costs of approximately $2.0 to $3.0 per month for employees needed to maintain the equipment, utilities and supplier obligations related to the idled Ashland Works operations.

NOTE 3 - Acquisition of Dearborn

On September 16, 2014, we acquired Severstal Dearborn, LLC (“Dearborn”) from Severstal Columbus Holdings, LLC (“Severstal”). The assets acquired from Severstal included the integrated steelmaking assets located in Dearborn, Michigan (“Dearborn Works”), the Mountain State Carbon, LLC (“Mountain State Carbon”) cokemaking facility located in Follansbee, West Virginia, and interests in joint ventures that process flat-rolled steel products. The acquisition of Dearborn enhances and complements our business and operational strategies by positioning our carbon steelmaking operations close to our major northern automotive and other customers, expanding our platform to meet the increasing light-weighting demands of our automotive customers, and enhancing our operational flexibility. In addition, we acquired highly modernized and upgraded steelmaking equipment and facilities and the opportunity to achieve significant cost-based synergies. Immediately after the acquisition, Dearborn was merged with and into AK Steel.

The final cash purchase price was $690.3, net of cash acquired. We issued $430.0 of 7.625% Senior Notes due October 2021 at a price of 99.325% of par to pay part of the purchase price. We issued 40.25 million shares of AK Holding common stock at a price of $9.00 per share to pay the balance of the purchase price, to repay a portion of outstanding borrowings under our asset-backed revolving credit facility (“Credit Facility”) and for general corporate purposes. For the year ended December 31, 2014, we incurred acquisition costs of $8.1 in selling and administrative expenses, primarily for transaction fees and direct costs, including legal, finance, consulting and other professional fees, and we incurred $12.6 of costs in other income (expense) for committed bridge financing that we arranged but did not use for the Dearborn acquisition. For the year ended December 31, 2014, we incurred severance costs of $2.6 after the acquisition for certain employees of Dearborn in selling and administrative expenses and an income tax charge of $8.4 for changes in the value of deferred tax assets resulting from the acquisition.

During the second quarter of 2015, we sold our 50.0% equity interest in Double Eagle Steel Coating Company (“Double Eagle”), which we acquired as part of the acquisition of Dearborn, for $25.0 in cash. The sale resolved a dispute with the other equity interest holder over the fair market value of our interest in Double Eagle. In July 2015, we received $25.0 from DTE Electric Company (“DTE”) to resolve a favorable administrative decision that concluded Dearborn Works had been overcharged for electricity for several years prior to our acquisition of that facility. Both of these matters resolved disputes that existed at the time of our acquisition of Dearborn. The purchase price allocation shown below reflects the updated estimates in value of these matters. Neither the proceeds from our sale of our equity interest in Double Eagle nor the proceeds from DTE had a material impact, individually or in the aggregate, on our results of operations for 2015 or the consolidated balance sheet at December 31, 2015.

A summary of the final purchase price allocation for the fair value of the assets acquired and the obligations assumed at the date of the acquisition is presented below.

Accounts receivable	$180.6
Inventory	362.6
Other current assets	3.6
Property, plant and equipment	445.5
Investment in affiliates	72.5
Total assets acquired	1,064.8
Accounts payable	(201.4)
Accrued liabilities	(32.8)
Other postretirement benefit obligations	(128.2)
Other non-current liabilities	(12.1)
Total liabilities assumed	(374.5)
Purchase price, net of cash acquired	$690.3

The consolidated financial statements reflect the effects of the acquisition and Dearborn’s financial results beginning September 16, 2014. The net sales and operating profit (loss) attributable to Dearborn since the acquisition date and through December 31, 2014 were $567.0 and $12.2, respectively. Assuming the acquisition had been completed at the beginning of 2014, unaudited pro forma net sales and operating profit (loss) for the full year ended December 31, 2014 were $7,942.7 and $(816.2), respectively, including charges for asset impairments of $1,005.1 recorded by Severstal before the acquisition. We included this selected unaudited pro forma consolidated financial data only for the purpose of illustration. Therefore, it does not necessarily indicate what the operating results would have been if the acquisition had been completed at the beginning of 2014. Moreover, this information does not indicate what our future operating results will be. This information includes net sales and operating profit (loss) attributable to Dearborn following the acquisition.

NOTE 4 - Investments in Affiliates

We have investments in several businesses accounted for using the equity method of accounting. Investees and equity ownership percentages are presented below:

Equity Ownership %
Combined Metals of Chicago, LLC	40.0%
Delaco Processing, LLC	49.0%
Magnetation LLC	49.9%
Rockport Roll Shop LLC	50.0%
Spartan Steel Coating, LLC	48.0%

Cost of products sold includes $6.7, $11.7 and $8.1 in 2015, 2014 and 2013 for our share of income of equity investees other than Magnetation LLC (“Magnetation”). Our share of loss from Magnetation through the first quarter of 2015 is included in other income (expense) and totaled $16.3, $15.2 and $4.9 for 2015, 2014 and 2013. No amounts for Magnetation are included in our results after March 31, 2015, since the investment has been written off. As of December 31, 2015, our carrying cost of our investment in Spartan Steel exceeded our share of the underlying equity in net assets by $13.9. This difference is being amortized and is included in cost of products sold.

Summarized financial statement data for all investees is presented below. The financial results for the acquired joint ventures are only included for the period since the acquisition and the financial results for Magnetation are only included through March 31, 2015, since it is unlikely that we will retain our equity interest as a result of Magnetation’s bankruptcy.

	2015	2014	2013
Revenue	$356.4	$386.1	$293.9
Gross profit	68.3	93.2	103.7
Net income (loss)	(9.8)	10.8	20.1

	2015	2014
Current assets	$89.3	$211.8
Noncurrent assets	66.9	879.1
Current liabilities	14.5	157.1
Noncurrent liabilities	33.8	516.6

We regularly transact business with these equity investees. Transactions with all equity investees for the years indicated are presented below:

	2015	2014	2013
Sales to equity investees	$61.4	$93.4	$71.6
Purchases from equity investees	251.0	67.7	12.5

Outstanding receivables and payables with all equity investees as of the end of the year indicated are presented below:

	2015	2014
Accounts receivable from equity investees	$0.4	$2.5
Accounts payable to equity investees	33.1	10.9

Magnetation

As of March 31, 2015, we concluded that our 49.9% equity interest in Magnetation was fully impaired and recorded a non-cash impairment charge of $256.3 for the quarter ended March 31, 2015. Key factors that affected our conclusion that an other-than-temporary impairment had occurred as of March 31, 2015, included (i) the significant market decline in global iron ore pellet pricing during the first quarter of 2015 and resulting negative cash flow effects on Magnetation’s results; (ii) a less favorable longer-term forecast of iron ore prices and resulting cash flow outlook for Magnetation; (iii) the likely loss of our equity interest in Magnetation if it filed for bankruptcy; and (iv) Magnetation’s existing capital structure and its inability to raise additional capital from third parties or the equity holders. Before March 31, 2015, we believed that the fair value of our interest in Magnetation exceeded its carrying amount and that despite near-term temporary pressures on liquidity, long-term cash flow projections of Magnetation were sufficient to allow us to recover our investment in Magnetation. During the quarter ended March 31, 2015, the near-term liquidity issues faced by Magnetation intensified due to a combination of an approximately 20.0% decline in the daily IODEX index and substantially lower IODEX futures pricing toward the end of the quarter, a slower-than-expected ramp-up of its pellet plant operations and resulting lower sales levels, payments due for construction overruns on the pellet and third concentrate plants, and higher-than-expected start-up and operating costs. Although Magnetation accomplished several actions in late 2014 and early 2015 to increase its liquidity, such liquidity enhancements and other cost reduction initiatives did not increase liquidity enough for it to withstand the significant market decline in iron ore pricing during the first quarter of 2015. Based on the outlook for iron ore prices at March 31, 2015, we concluded that prices could remain suppressed for the near future and it raised questions about the ability of Magnetation to operate profitably. In March 2015, Magnetation began discussions with certain debtholders to seek a solution to its liquidity issues. We also participated in those discussions but no acceptable restructuring was agreed upon. On May 5, 2015, Magnetation and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Minnesota. Magnetation’s outstanding indebtedness is non-recourse to us. We are not required to make any additional capital contributions or other future investments in Magnetation and have not guaranteed any obligations of Magnetation. Because we consider it unlikely that we will retain an equity interest in Magnetation following Magnetation’s bankruptcy, we do not expect to record any further impact in our financial statements from our equity investment in Magnetation.

NOTE 5 - Income Taxes

We and our subsidiaries file a consolidated federal income tax return that includes all domestic companies owned 80% or more by us and the proportionate share of our interest in equity method investments. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to us and our domestic subsidiaries.

Components of income (loss) before income taxes are presented below:

	2015	2014	2013
United States	$(452.1)	$(94.3)	$(61.1)
Foreign	6.5	5.1	3.9
Noncontrolling interests	62.8	62.8	64.2
Income (loss) before income taxes	$(382.8)	$(26.4)	$7.0

Significant components of deferred tax assets and liabilities at December 31, 2015 and 2014 are presented below:

	2015	2014
Deferred tax assets:
Net operating and capital loss and tax credit carryforwards	$847.3	$778.1
Postretirement benefits	158.9	201.2
Pension benefits	278.6	258.6
Inventories	139.2	152.6
Other assets	132.8	114.2
Valuation allowance	(1,215.5)	(1,000.4)
Total deferred tax assets	341.3	504.3
Deferred tax liabilities:
Depreciable assets	(248.0)	(322.7)
Other liabilities	(30.6)	(43.6)
Total deferred tax liabilities	(278.6)	(366.3)
Net deferred tax assets	$62.7	$138.0

We regularly evaluate the need for a valuation allowance for deferred tax assets by assessing whether it is more likely than not that we will realize future deferred tax assets. We assess the valuation allowance each reporting period and reflect any additions or adjustments in earnings in the same period. When we assess the need for a valuation allowance, we consider both positive and negative evidence of the likelihood that we will realize deferred tax assets in each jurisdiction. In general, cumulative losses in recent periods provides significant objective negative evidence on our ability to generate future taxable income. As of December 31, 2015 and 2014, we concluded that the negative evidence outweighed the positive evidence and we recorded a valuation allowance for a significant portion of our deferred tax assets. To determine the appropriate valuation allowance, we considered the timing of future reversal of our taxable temporary differences and available tax strategies that, if implemented, would result in realizing deferred tax assets. We identified the potential change from the LIFO inventory accounting method as such a tax-planning strategy. We believe that this strategy is prudent and feasible to use certain federal and state tax loss carryforwards before their expirations. In addition, we believe that the future reversal of our deferred tax liabilities serves as a source of taxable income that supports realizing a portion of our federal and state deferred tax assets. This accounting treatment has no effect on our ability to use the loss carryforwards and tax credits to reduce future cash tax payments. Federal net operating loss carryforwards do not begin to expire until 2023 and substantial amounts of those loss carryforwards have most of their 20-year life remaining before expiration.

Changes in the valuation allowance for the years ended December 31, 2015, 2014 and 2013, are presented below:

	2015	2014	2013
Balance at beginning of year	$1,000.4	$764.1	$873.1
Change in valuation allowance:
Included in income tax expense (benefit)	228.6	36.7	21.9
Change in deferred assets in other comprehensive income	(13.5)	199.6	(130.9)
Balance at end of year	$1,215.5	$1,000.4	$764.1

At December 31, 2015, we had $2,372.3 in federal regular net operating loss carryforwards and $2,672.8 in federal alternative minimum tax (“AMT”) net operating loss carryforwards, which will expire between 2023 and 2035. At December 31, 2015, we had unused AMT credit carryforwards of $17.7 and research and development (“R&D”) credit carryforwards of $1.2. We may use the loss and credit carryforwards to offset future regular and AMT income tax liabilities. We may carry unused AMT credits forward indefinitely and the R&D credits don’t begin to expire until 2027. At December 31, 2015, we had $77.4 in deferred tax assets before considering valuation allowances for state net operating loss carryforwards and tax credit carryforwards, which will expire between 2016 and 2035.

As of December 31, 2015, there were $21.3 of unrecognized deferred tax assets from tax deductions for share-based compensation in excess of compensation recognized for financial reporting when net operating loss carryforwards were created. When we realize the deferred tax assets, we will increase additional paid-in capital.

We had undistributed earnings of foreign subsidiaries of approximately $38.2 at December 31, 2015. Since we consider these earnings to be permanently invested in our foreign subsidiaries, we did not record deferred taxes for them. If we repatriated the earnings, we estimate that the additional tax expense would be approximately $13.4 before considering the effects on the valuation allowance.

Significant components of income tax expense (benefit) are presented below:

	2015	2014	2013
Current:
Federal	$—	$—	$(3.4)
State	0.2	(1.1)	0.2
Foreign	1.8	2.1	1.9
Deferred:
Federal	68.8	7.7	14.0
State	6.5	0.2	1.2
Amount allocated to other comprehensive income	(13.2)	—	(22.7)
Change in valuation allowance on beginning-of-the-year deferred tax assets	(0.7)	(1.2)	(1.6)
Income tax expense (benefit)	$63.4	$7.7	$(10.4)

The reconciliation of income tax on income (loss) before income taxes computed at the U.S. federal statutory tax rates to actual income tax expense (benefit) is presented below:

	2015	2014	2013
Income tax expense (benefit) at U.S. federal statutory rate	$(134.0)	$(9.2)	$2.4
Income tax expense calculated on noncontrolling interests	(22.0)	(22.0)	(22.5)
State and foreign tax expense, net of federal tax	(0.9)	(3.1)	1.7
Increase in deferred tax asset valuation allowance	228.6	36.7	21.9
Amount allocated to other comprehensive income	(13.2)	—	(22.7)
Change in accrual for uncertain tax positions	0.3	(0.9)	(1.7)
Stock compensation in excess of tax deduction	—	2.0	3.1
Expiration of charitable contribution carryforwards	—	—	2.5
Other permanent differences	4.6	4.2	4.9
Income tax expense (benefit)	$63.4	$7.7	$(10.4)

Our federal, state and local tax returns are subject to examination by various taxing authorities. Federal returns for periods beginning in 2012 are open for examination, while certain state and local returns are open for examination for periods beginning in 2007. However, taxing authorities have the ability to adjust net operating loss carryforwards generated in years before these periods. We have not recognized certain tax benefits because of the uncertainty of realizing the entire value of the tax position taken on income tax returns until taxing authorities review them. We have established appropriate income tax accruals, and believe that the outcomes of future federal examinations as well as ongoing and future state and local examinations will not have a material adverse impact on our financial position, results of operations or cash flows. When statutes of limitations expire or taxing authorities resolve uncertain tax positions, we will adjust income tax expense for the unrecognized tax benefits. We have no tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change within twelve months of December 31, 2015.

A reconciliation of the change in unrecognized tax benefits for 2015, 2014 and 2013 is presented below:

	2015	2014	2013
Balance at beginning of year	$59.9	$53.8	$54.0
Increases (decreases) for prior year tax positions	(0.3)	(0.2)	(0.8)
Increases (decreases) for current year tax positions	70.7	7.7	0.9
(Decreases) from statute lapses	—	(1.4)	(0.3)
Balance at end of year	$130.3	$59.9	$53.8

Included in the balance of unrecognized tax benefits at December 31, 2015 and 2014, are $111.6 and $41.6 of tax benefits that, if recognized, would affect the effective tax rate. Also included in the balance of unrecognized tax benefits at December 31, 2015 and 2014, are $18.7 and $18.4 of tax benefits that, if recognized, would result in adjustments to other tax accounts, primarily deferred taxes.

NOTE 6 - Long-term Debt and Other Financing

Debt balances, including current portions, at December 31, 2015 and 2014, are presented below:

	2015	2014
Credit Facility	$550.0	$605.0
8.75% Senior Secured Notes due December 2018	380.0	380.0
5.00% Exchangeable Senior Notes due November 2019 (effective rate of 10.8%)	150.0	150.0
7.625% Senior Notes due May 2020	529.8	529.8
7.625% Senior Notes due October 2021	406.2	430.0
8.375% Senior Notes due April 2022	290.2	290.2
Industrial Revenue Bonds due 2020 through 2028	99.3	99.3
Unamortized debt discount/premium and debt issuance costs	(51.4)	(62.3)
Total long-term debt	$2,354.1	$2,422.0

During the period, we were in compliance with all the terms and conditions of our debt agreements.

Maturities of long-term debt, including the amount outstanding on the Credit Facility, for the next five years, at December 31, 2015, are presented below:

Year		Debt Maturities
2016		$—
2017		—
2018		380.0
2019	(including $550.0 of Credit Facility borrowings)	700.0
2020		537.1

Credit Facility

We have a $1,500.0 Credit Facility, which expires in March 2019 and is guaranteed by AK Steel’s parent company, AK Holding, and by AK Tube LLC (“AK Tube”) and AK Steel Properties, Inc. (“AK Properties”), two 100%-owned subsidiaries of AK Steel. The Credit Facility contains common restrictions, including limitations on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. The Credit Facility requires that we maintain a minimum fixed charge coverage ratio of one to one if availability under the Credit Facility is less than $150.0. The Credit Facility’s current availability significantly exceeds $150.0. Availability is calculated as the lesser of the Credit Facility commitment or our eligible collateral after advance rates, less in either case outstanding borrowings and letters of credit. We secure our Credit Facility obligations with our inventory and accounts receivable, and the Credit Facility’s availability fluctuates monthly based on the varying levels of eligible collateral. We do not expect any of these restrictions to affect or limit our ability to conduct business in the ordinary course. The Credit Facility includes a separate “first-in, last-out”, or “FILO” tranche, which allows us to use a portion of our eligible collateral at higher advance rates.

At December 31, 2015, our eligible collateral, after application of applicable advance rates, was $1,275.2. As of December 31, 2015, there were outstanding borrowings of $550.0. Availability as of December 31, 2015 was further reduced by $72.9 attributable to outstanding letters of credit, resulting in remaining availability of $652.3. The weighted-average interest rate on the outstanding borrowings at December 31, 2015 and 2014 was 2.1% and 2.2%.

Senior Secured Notes

AK Steel has outstanding $380.0 aggregate principal amount of 8.75% Senior Secured Notes due December 2018 (the “Secured Notes”). Substantially all property, plant and equipment of AK Steel are pledged as collateral for the Secured Notes. AK Holding, AK Tube and AK Properties each fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on the Secured Notes. The book value of the collateral as of December 31, 2015 was approximately $1.6 billion. The indenture governing the Secured Notes includes covenants with customary restrictions on (a) the incurrence of additional debt by certain subsidiaries, (b) the incurrence of certain liens, (c) the amount of sale/leaseback transactions, (d) the use of proceeds from the sale of collateral, and (e) our ability to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of our assets to another entity. The Secured Notes also contain customary events of default. We may redeem the Secured Notes at a price equal to 104.375% of par until December 1, 2016, then at a price of 102.188% until December 1, 2017, and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

Exchangeable Notes

AK Steel has $150.0 of outstanding 5.0% Exchangeable Senior Notes due November 2019 (the “Exchangeable Notes”). We may not redeem the Exchangeable Notes before their maturity date. The indenture governing the Exchangeable Notes (the “Exchangeable Notes Indenture”) provides noteholders with an exchange right at their option before August 15, 2019, if the closing price of our common stock is greater than or equal to $7.02 per share (130% of the exchange price of the Exchangeable Notes) for at least 20 trading days during the last 30 consecutive trading days of a calendar quarter. On or after August 15, 2019, holders may exchange their Exchangeable Notes at any time. Upon exchange, we will be obligated to (i) pay an amount in cash equal to the aggregate principal amount of the Exchangeable Notes to be exchanged and (ii) at our election, pay cash, deliver shares of AK Holding common stock or a combination for any remaining exchange obligation in excess of the aggregate principal amount of the Exchangeable Notes being exchanged. Holders may exchange their Exchangeable Notes into shares of AK Holding common stock at their option at an initial exchange rate of 185.1852 shares of AK Holding common stock per $1,000 principal amount of Exchangeable Notes. The initial exchange rate is equivalent to a conversion price of approximately $5.40 per share of common stock, which equates to 27.8 million shares to be used to determine the aggregate equity consideration to be delivered upon exchange, which could be adjusted for certain dilutive effects from potential future events. Holders may exchange their Exchangeable Notes before August 15, 2019 only under certain circumstances. The Exchangeable Notes Indenture does not contain any financial or operating covenants or restrict us or our subsidiaries from paying dividends, incurring debt or issuing or repurchasing securities. If we undergo a fundamental change, as defined in Exchangeable Notes Indenture (which, for example, would include various transactions in which we would undergo a change of control), holders may require us to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest. In addition, if we undergo a “make-whole fundamental change,” as defined in the Exchangeable Notes Indenture, before the maturity date, in addition to requiring us to repurchase the Exchangeable Notes in whole or in part for cash at a price equal to par plus any accrued and unpaid interest, the exchange rate will be increased in certain circumstances for a holder who elects to exchange its notes in connection with the event. Based on the initial exchange rate, the Exchangeable Notes are exchangeable into a maximum of 37.5 million shares of AK Holding common stock. However, we would only deliver the maximum amount of shares if, following a “make-whole fundamental change” described above, we elect to deliver the shares to satisfy the higher exchange rate. Although the Exchangeable Notes were issued at par, for accounting purposes the proceeds received from the issuance of the notes are allocated between debt and equity to reflect the fair value of the exchange option embedded in the notes and the fair value of similar debt without the exchange option. Therefore, we recorded $38.7 of the gross proceeds of the Exchangeable Notes as an increase in additional paid-in capital with the offsetting amount recorded as a debt discount. We are amortizing the debt discount over the term of the Exchangeable Notes using the effective interest method. As of December 31, 2015 and 2014, the remaining unamortized debt discount was $24.9 and $29.9 and the net carrying amount of the Exchangeable Notes was $125.1 and $120.1.

Senior Unsecured Notes

AK Steel has outstanding 7.625% Senior Notes due May 2020 (the “2020 Notes”). We may redeem the 2020 Notes at a price equal to 103.813% of par until May 15, 2016, 102.542% thereafter until May 15, 2017, 101.271% thereafter until May 15, 2018, and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

AK Steel has outstanding 7.625% Senior Notes due October 2021 (the “2021 Notes”). The 2021 Notes were issued under a supplemental indenture, which includes covenants and restrictions substantially similar to the existing indentures governing the 7.625% Senior Notes due 2020 and the 8.375% Senior Notes due 2022 and are equal in right of payment to those notes. Before October 1, 2017, we may redeem the 2021 Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. After that date, they are redeemable at 103.813% until October 1, 2018, 101.906% thereafter until October 1, 2019, and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

AK Steel’s outstanding 8.375% Senior Notes are due April 2022 (the “2022 Notes”). Before April 1, 2017, we may redeem the 2022 Notes at a price equal to par plus a make-whole premium and all accrued and unpaid interest to the date of redemption. After that date, they are redeemable at 104.188% until April 1, 2018, 102.792% thereafter until April 1, 2019, 101.396% thereafter until April 1, 2020, and 100.0% thereafter, together with all accrued and unpaid interest to the date of redemption.

The Exchangeable Notes, the 2020 Notes, the 2021 Notes, the 2022 Notes and the unsecured IRBs discussed below (collectively, the “Senior Unsecured Notes”) are equal in right of payment. AK Holding, AK Tube and AK Properties each fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on the Senior Unsecured Notes. The indentures governing the 2020 Notes, the 2021 Notes, the 2022 Notes and the unsecured IRBs include covenants with customary restrictions on (a) the incurrence of additional debt by certain subsidiaries, (b) the incurrence of certain liens, (c) the amount of sale/leaseback transactions, and (d) our ability to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of our assets to another entity. The indentures governing the Senior Unsecured Notes also contain customary events of default. The Senior Unsecured Notes rank junior in priority to the Secured Notes to the extent of the value of the assets securing the Secured Notes.

During 2015, we repurchased an aggregate principal amount of $23.8 of the 2021 Notes in private, open market transactions. These repurchases were unsolicited and completed at a discount to the notes’ par values. We recognized gains on the repurchases of $9.4 for the year ended December 31, 2015, which is included in other income (expense). We may, from time to time, repurchase additional outstanding notes in the open market on an unsolicited basis, by tender offer, through privately negotiated transactions or otherwise.

During 2013, we repurchased an aggregate principal amount of $20.2 and $9.8 of the 2020 Notes and the 2022 Notes, respectively, in private, open market transactions. These repurchases were unsolicited and completed at a discount to the notes’ par values. We recognized a gain on the repurchases of $2.9 for the year ended December 31, 2013, which is included in other income (expense).

Other Financings

AK Steel has outstanding $73.3 aggregate principal amount of fixed-rate tax-exempt industrial revenue bonds (the “unsecured IRBs”) at December 31, 2015. The weighted-average fixed interest rate of the unsecured IRBs is 6.8%. The unsecured IRBs are unsecured senior debt obligations of AK Steel that are equal in ranking with the other Senior Unsecured Notes. In addition, AK Steel has outstanding $26.0 aggregate principal amount of variable-rate taxable industrial revenue bonds at December 31, 2015, that are backed by letters of credit.

In 1997, the Spencer County (IN) Redevelopment District (the “District”) issued $23.0 in taxable tax increment revenue bonds with our construction of Rockport Works. We used the bond issue’s proceeds to acquire land and improve the facility. The source of the District’s scheduled principal and interest payments through maturity in 2017 is a designated portion of our real and personal property tax payments. We are obligated to pay any deficiency if our annual tax payments are insufficient to enable the District to make principal and interest payments when due. In 2015, we made deficiency payments totaling $1.3. At December 31, 2015, the remaining payments of principal and interest due through the year 2017 total $10.4. We include potential payments due in the coming year under this agreement in our annual property tax accrual.

NOTE 7 - Pension and Other Postretirement Benefits

Summary

We provide noncontributory pension and various healthcare and life insurance benefits to a significant portion of our employees and retirees. Benefits are provided through defined benefit and defined contribution plans that we administer, as well as multiemployer plans for certain union members. The pension plan is not fully funded. We contributed $24.1 to the pension plan in 2015 and have no required contribution for 2016. Based on current actuarial assumptions, we estimate that our required pension contributions will be approximately $50.0 and $75.0 in 2017 and 2018, though the amounts we will be required to pay are more dependent on plan asset returns than in the past. In July 2015, we paid the final payment of $3.1 to a Voluntary Employees Beneficiary Association (“VEBA”) trust for a settlement of other postretirement benefit (“OPEB”) obligations with certain retirees from our Zanesville Works. We expect to make OPEB payments, after receipt of Medicare subsidy reimbursements, of approximately $46.5 in 2016.

Plan Obligations

Amounts presented below are calculated based on benefit obligation and asset valuation measurement dates of December 31, 2015 and 2014.

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
Change in benefit obligations:
Benefit obligations at beginning of year	$3,545.2	$3,380.6	$599.3	$479.2
Service cost	2.2	1.7	7.1	4.9
Interest cost	130.0	146.0	22.5	21.7
Plan participants’ contributions	—	—	24.9	25.4
Actuarial loss (gain)	(147.8)	432.1	(83.3)	45.1
Amendments	13.3	2.0	(5.6)	(12.8)
Dearborn acquisition	—	—	—	128.2
Contributions to Zanesville retirees’ VEBA trust	—	—	(3.1)	(3.1)
Benefits paid	(295.1)	(416.6)	(76.5)	(96.6)
Medicare subsidy reimbursement received	—	—	3.3	7.3
Foreign currency exchange rate changes	(0.4)	(0.6)	—	—
Benefit obligations at end of year	$3,247.4	$3,545.2	$488.6	$599.3

Change in plan assets:
Fair value of plan assets at beginning of year	$2,863.6	$2,808.5	$—	$—
Actual gain (loss) on plan assets	(93.6)	257.8	—	—
Employer contributions	36.5	213.9	48.3	63.9
Plan participants’ contributions	—	—	24.9	25.4
Benefits paid	(295.1)	(416.6)	(76.5)	(96.6)
Medicare subsidy reimbursement received	—	—	3.3	7.3
Fair value of plan assets at end of year	$2,511.4	$2,863.6	$—	$—
Funded status	$(736.0)	$(681.6)	$(488.6)	$(599.3)

Amounts recognized in the consolidated balance sheets:
Current liabilities	$(31.2)	$(2.1)	$(46.5)	$(53.5)
Noncurrent liabilities	(704.8)	(679.5)	(442.1)	(545.8)
Total	$(736.0)	$(681.6)	$(488.6)	$(599.3)

Amounts recognized in accumulated other comprehensive income, before tax:
Actuarial loss (gain)	$323.5	$355.7	$(48.8)	$23.1
Prior service cost (credit)	25.1	16.3	(199.0)	(258.1)
Total	$348.6	$372.0	$(247.8)	$(235.0)

The accumulated benefit obligation for all defined benefit pension plans was $3,222.0 and $3,513.7 at December 31, 2015 and 2014. All our pension plans have an accumulated benefit obligation in excess of plan assets. The amounts included in current liabilities represent only the amounts of our unfunded pension and OPEB benefit plans that we expect to pay in the next year.

During 2015, we updated the major demographic assumptions we use to determine our pension and OPEB obligations after examining the recent experience among the plans’ participants. Included in the 2015 actuarial loss (gain) in the table above were actuarial gains of approximately $7.0 and $58.0 for the changes in demographic assumptions on pension benefits and other postretirement benefits, respectively.

During 2014, we offered a voluntary lump-sum settlement to terminated vested participants in the pension plan, which reduced a portion of the pension obligation. The pension plan paid approximately $105.0 in December 2014 out of the pension trust assets to participants and recognized an actuarial gain of $20.0.

As a result of new mortality tables issued in October 2014 by the Society of Actuaries, we revised our mortality assumptions in 2014, which significantly increased our pension and OPEB obligations. The new mortality assumptions increased the assumed life expectancy of participants in our benefit plans, increasing the total expected benefit payments over a longer time horizon. Included in the 2014 actuarial loss (gain) in the table above were $233.5 and $12.0 for the change in the mortality tables on pension benefits and other postretirement benefits, respectively. The actuarial loss (gain) for pension benefits also included a $25.8 out-of-period adjustment to reduce the benefit obligation for a correction of census data used in the 2013 financial results. The effects of this adjustment were not material to the financial position or results of operations in any of the periods presented.

Assumptions used to value benefit obligations and determine pension and OPEB expense (income) are presented below:

	Pension Benefits			Other Benefits
	2015	2014	2013	2015	2014	2013
Assumptions used to determine benefit obligations at December 31:
Discount rate	4.15%	3.82%	4.53%	4.22%	3.90%	4.48%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Subsequent year healthcare cost trend rate				7.00%	7.00%	7.00%
Ultimate healthcare cost trend rate				4.50%	4.50%	4.50%
Year ultimate healthcare cost trend rate begins				2024	2020	2019

Assumptions used to determine pension and OPEB expense (income) for the year ended December 31:
Discount rate	3.82%	4.53%	3.85%	3.90%	4.48%	3.77%
Expected return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%

We determined the discount rate by finding a hypothetical portfolio of individual high-quality corporate bonds available at the measurement date with coupon and principal payments that could satisfy the plans’ expected future benefit payments that we use to calculate the projected benefit obligation. The discount rate is the single rate that is equivalent to the average yield on that hypothetical portfolio of bonds.

Assumed healthcare cost trend rates generally have a significant effect on the amounts reported for healthcare plans. However, caps on the share of OPEB obligations that we pay limit the effect of changes in OPEB assumptions. As of December 31, 2015, a one-percentage-point change in the assumed healthcare cost trend rates would have the following effects:

	One Percentage Point
	Increase	Decrease
Effect on total service cost and interest cost components	$0.1	$(0.1)
Effect on postretirement benefit obligation	3.3	(3.1)

Estimated future benefit payments to beneficiaries are presented below:

	Pension Plans	Other Benefits	Medicare Subsidy
2016	$330.4	$47.9	$(1.4)
2017	293.0	44.8	(1.4)
2018	279.1	42.6	(1.5)
2019	272.0	40.8	(1.5)
2020	259.0	39.0	(1.5)
2021 through 2025	1,159.6	171.7	(9.1)

Plan Assets

Our investments in the master pension trust primarily include indexed and actively-managed funds. A fiduciary committee sets the target asset mix and monitors asset performance. We determine the master pension trust’s projected long-term rate of return based on the asset allocation, the trust’s investment policy statement and our long-term capital market return assumptions for the master trust.

We have developed an investment policy which considers liquidity requirements, expected investment return and expected asset risk, as well as standard industry practices. The target asset allocation for the plan assets is 60% equity, 38% fixed income, and 2% cash. Equity investments consist of individual securities and common/collective trusts with equity investment strategies diversified across multiple industry sectors and company market capitalization within specific geographical investment strategies. Fixed income investments consist of individual securities and common/collective trusts, which invest primarily in investment-grade and high-yield corporate bonds and U.S. treasury securities. The common/collective trusts have no unfunded commitments or redemption restrictions. The fixed income investments are diversified by ratings, maturities, industries and other factors. Plan assets contain no significant concentrations of risk from individual securities or industry sectors. The plan has no direct investments in our common stock or fixed income securities.

Plan investments measured at fair value on a recurring basis at December 31, 2015 and 2014, are presented below by level within the fair value hierarchy. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Activity for Level 3 assets was insignificant for 2015 and 2014. See Note 16 for more information on the determination of fair value.

	Quoted Prices in Active Markets for Identical Assets		Significant Other Observable Inputs		Significant Unobservable Inputs
	(Level 1)		(Level 2)		(Level 3)		Total
	2015	2014	2015	2014	2015	2014	2015	2014
Equity Investments:
U.S. securities	$138.4	$199.4	$—	$—	$—	$—	$138.4	$199.4
U.S. common/collective trusts	—	—	814.5	862.4	—	—	814.5	862.4
EAFE common/collective trusts	—	—	261.5	272.9	—	—	261.5	272.9
Emerging market common/collective trusts	—	—	103.9	125.7	—	—	103.9	125.7
Global investments	—	—	179.6	210.7	—	—	179.6	210.7

Fixed Income Investments:
U.S. investment-grade corporate common/collective trusts	—	—	391.0	421.8	—	—	391.0	421.8
U.S. treasuries common/collective trusts	—	—	85.3	98.4	—	—	85.3	98.4
Mortgage-backed common/collective trusts	—	—	—	18.0	—	—	—	18.0
Global investments	—	—	389.7	435.4	—	—	389.7	435.4
U.S. high-yield corporate securities	—	—	109.7	178.4	—	—	109.7	178.4

Other Investments:
Private equity funds (a)	—	—	—	—	0.5	0.9	0.5	0.9

Cash and cash equivalents	37.3	39.6	—	—	—	—	37.3	39.6
Total	$175.7	$239.0	$2,335.2	$2,623.7	$0.5	$0.9	$2,511.4	$2,863.6

(a)	Consists of private equity funds that have no remaining capital commitments.

Periodic Benefit Costs

Components of pension and OPEB expense (income) for the years 2015, 2014 and 2013 are presented below:

	Pension Benefits			Other Benefits
	2015	2014	2013	2015	2014	2013
Components of pension and OPEB expense (income):
Service cost	$2.2	$1.7	$2.4	$7.1	$4.9	$4.7
Interest cost	130.0	146.0	138.8	22.5	21.7	21.0
Expected return on plan assets	(198.4)	(202.8)	(184.5)	—	—	—
Amortization of prior service cost (credit)	4.4	4.3	3.8	(64.6)	(73.2)	(80.0)
Recognized net actuarial loss (gain):
Annual amortization	31.2	2.5	23.6	1.6	(1.3)	2.4
Corridor charge (credit)	144.3	2.0	—	(13.1)	—	—
Settlement (gain) loss	1.0	0.2	(0.8)	—	3.5	—
Pension and OPEB expense (income)	$114.7	$(46.1)	$(16.7)	$(46.5)	$(44.4)	$(51.9)

In January 2011, we reached a final settlement agreement (the “Butler Retiree Settlement”) of a class action filed on behalf of certain retirees from our Butler Works for our OPEB obligations to such retirees. We agreed to continue to provide company-paid health and life insurance to class members through December 31, 2014, and made combined lump sum payments totaling $91.0 to a VEBA trust and to plaintiffs’ counsel, with the final payment made in 2013. Effective January 1, 2015, we transferred to the VEBA trust all OPEB obligations owed to the class members under our applicable health and welfare plans and have no further liability for OPEB benefits after December 31, 2014. For accounting purposes, a settlement of our OPEB obligations occurred when we made the final benefit payments in 2014 and a settlement loss of $3.5 was recorded in 2014.

In December 2012, we reached a final settlement agreement (the “Zanesville Retiree Settlement”) of a class action filed on behalf of certain retirees from our Zanesville Works for our OPEB obligations to such retirees. We agreed to continue to provide company-paid health and life insurance to class members through December 31, 2015, and to make combined lump sum payments totaling $10.6 to a VEBA trust and to plaintiffs’ counsel over three years. We made the final payment to the Zanesville VEBA trust of $3.1 in 2015. Effective January 1, 2016, we transferred to the VEBA trust all OPEB obligations owed to the class members under our applicable health and welfare plans and have no further liability for OPEB benefits after December 31, 2015.

During 2015, 2014 and 2013, we performed remeasurements of an unfunded supplemental retirement plan and recognized settlement (gains) losses as a result of lump sum benefit payments made to retired participants.

Pension and OPEB expense (income) for the defined benefit pension plans over the next year will include amortization of $27.9 of the unrealized net loss and $5.2 from the prior service cost in accumulated other comprehensive income. Pension and OPEB expense (income) for the other postretirement benefit plans over the next fiscal year will include amortization of $(4.3) of the unrealized net gain and $(60.3) from the prior service credit in accumulated other comprehensive income.

Defined Contribution Plans

All employees are eligible to participate in various defined contribution plans. Certain of these plans have features with matching contributions or other company contributions based on our financial results. Total expense from these plans was $14.5, $12.1 and $11.5 in 2015, 2014 and 2013.

Multiemployer Plans

We contribute to multiemployer pension plans according to collective bargaining agreements that cover certain union-represented employees. The following risks of participating in these multiemployer plans differ from single employer plans:

•	Employer contributions to a multiemployer plan may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to a multiemployer plan, the remaining participating employers may need to assume the unfunded obligations of the plan.

•
If the plan becomes significantly underfunded or is unable to pay its benefits, we may be required to contribute additional amounts in excess of the rate required by the collective bargaining agreements.

•	If we choose to stop participating in a multiemployer plan, we may be required to pay that plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

Our participation in these plans for the years ended December 31, 2015, 2014 and 2013, is presented below. We do not provide more than five percent of the total contributions to any multiemployer plan. Forms 5500 are not yet available for plan years ending in 2015.

Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status (a)		FIP/RP Status Pending/Implemented (b)	Contributions			Surcharge Imposed (c)	Expiration Date of Collective Bargaining Agreement
		2015	2014		2015	2014	2013
Steelworkers Pension Trust	23-6648508/499	Green	Green	No	$7.3	$8.1	$7.3	No	3/31/2017 to 9/1/2018 (d)
IAM National Pension Fund’s National Pension Plan	51-6031295/002	Green	Green	No	16.0	16.5	14.8	No	10/1/2016 to 5/31/2019 (e)
					$23.3	$24.6	$22.1

(a)
The most recent Pension Protection Act zone status available in 2015 and 2014 is for each plan’s year-end at December 31, 2014 and 2013. The plan’s actuary certifies the zone status. Generally, plans in the red zone are less than 65% funded, plans in the yellow zone are between 65% and 80% funded, and plans in the green zone are at least 80% funded. The Steelworkers Pension Trust and IAM National Pension Fund’s National Pension Plan elected funding relief under section 431(b)(8) of the Internal Revenue Code and section 304(b)(8) of the Employment Retirement Income Security Act of 1974 (ERISA). This election allows those plans’ investment losses for the plan year ended December 31, 2008, to be amortized over 29 years for funding purposes.

(b)
The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented, as defined by ERISA.

(c)	The surcharge represents an additional required contribution due as a result of the critical funding status of the plan.

(d)
We are a party to three collective bargaining agreements (at our Ashland Works, Mansfield Works and at the AK Tube Walbridge plant) that require contributions to the Steelworkers Pension Trust. The labor contract for approximately 300 hourly employees at Mansfield Works expires on March 31, 2017. The labor contract for approximately 85 hourly employees at the AK Tube Walbridge plant expires January 22, 2018. The labor contract for approximately 820 hourly employees at the Ashland Works expires on September 1, 2018.

(e)
We are a party to three collective bargaining agreements (at our Butler Works, Middletown Works and Zanesville Works) that require contributions to the IAM National Pension Fund’s National Pension Plan. The labor contract for approximately 1,240 hourly employees at Butler Works expires on October 1, 2016. The labor contract for approximately 1,725 hourly employees at Middletown Works expires on March 15, 2018. The labor contract for approximately 140 hourly employees at Zanesville Works expires on May 31, 2019.

NOTE 8 - Operating Leases

Rental expense was $44.0, $35.7 and $27.0 for 2015, 2014 and 2013. Obligations to make future minimum lease payments at December 31, 2015, are presented below:

2016	$20.7
2017	17.9
2018	16.9
2019	13.0
2020	10.0
2021 and thereafter	56.5
Total minimum lease payments	$135.0

NOTE 9 - Commitments

The principal raw materials required for our steel manufacturing operations are iron ore, coal, coke, chrome, nickel, silicon, manganese, zinc, limestone, and carbon and stainless steel scrap. We also use large volumes of natural gas, electricity and industrial gases in our steel manufacturing operations. In addition, we may purchase carbon steel slabs from other steel producers to supplement the production from our own steelmaking facilities. We negotiate most of our purchases of iron ore, coal, coke and industrial gases at prices under annual and multi-year agreements. The iron ore agreements typically have a variable-price mechanism by which the price of iron ore is adjusted quarterly, based on reference to a historical iron ore index. We typically make purchases of carbon steel slabs, carbon and stainless steel scrap, natural gas, a majority of our electricity, and other raw materials at prevailing market prices, which fluctuate with supply and demand. We enter into derivative instruments for some purchases of energy and certain raw materials to hedge some of their price volatility.

Commitments for future capital investments at December 31, 2015, totaled approximately $45.7, all of which we expect to incur in 2016.

We are building a research and innovation center in Middletown, Ohio. The construction of the 135,000 square foot facility is in progress on a 16-acre site located in the Cincinnati-Dayton growth corridor and will replace our existing research facility. We are financing the estimated $36.0 project principally through government incentives and a long-term capital lease with payments beginning when we substantially complete the project, which we believe will be in the fourth quarter of 2016.

NOTE 10 - Environmental and Legal Contingencies

Environmental Contingencies

Domestic steel producers, including us, must follow stringent federal, state and local laws and regulations designed to protect human health and the environment. We have spent the following amounts over the past three years for environmental-related capital investments and environmental compliance:

	2015	2014	2013
Environmental-related capital investments	$7.1	$7.2	$1.6
Environmental compliance costs	133.2	112.4	101.1

We and our predecessors have been manufacturing steel and related operations since 1900. Although we believe our operating practices have been consistent with prevailing industry standards, hazardous materials may have been released at one or more operating sites or third-party sites in the past, including operating sites that we no longer own. If we reasonably can, we have estimated potential remediation expenditures for those sites where future remediation efforts are probable based on identified conditions, regulatory requirements or contractual obligations arising from the sale of a business or facility. For sites involving government-required investigations, we typically make an estimate of potential remediation expenditures only after the investigation is complete and when we better understand the nature and scope of the remediation. In general, the material factors in these estimates include the costs associated with investigations, delineations, risk assessments, remedial work, governmental response and oversight, site monitoring, and preparation of reports to the appropriate environmental agencies. We recorded the following liabilities for environmental matters on our condensed consolidated balance sheets:

	2015	2014
Accrued liabilities	$5.6	$17.6
Other non-current liabilities	41.1	32.7

We cannot predict the ultimate costs for each site with certainty because of the evolving nature of the investigation and remediation process. Rather, to estimate the probable costs, we must make certain assumptions. The most significant of these assumptions is for the nature and scope of the work that will be necessary to investigate and remediate a particular site and the cost of that work. Other significant assumptions include the cleanup technology that will be used, whether and to what extent any other parties will participate in paying the investigation and remediation costs, reimbursement of past response and future oversight costs by governmental agencies, and the reaction of the governing environmental agencies to the proposed work plans. Costs for future investigation and remediation are not discounted to their present value. If we have been able to reasonably estimate future liabilities, we do not believe that there is a reasonable possibility that we will incur a loss or losses that exceed the amounts we accrued for the environmental matters discussed below that would, either individually or in the aggregate, have a material adverse effect on our consolidated financial condition, results of operations or cash flows. However, since we recognize amounts in the consolidated financial statements in accordance with accounting principles generally accepted in the United States that exclude potential losses that are not probable or that may not be currently estimable, the ultimate costs of these environmental proceedings may be higher than the liabilities we currently have recorded in our consolidated financial statements.

Except as we expressly note below, we do not currently anticipate any material effect on our consolidated financial position, results of operations or cash flows as a result of compliance with current environmental regulations. Moreover, because all domestic steel producers operate under the same federal environmental regulations, we do not believe that we are more disadvantaged than our domestic competitors by our need to comply with these regulations. Some foreign competitors may benefit from less stringent environmental requirements in the countries where they produce, resulting in lower compliance costs for them and providing those foreign competitors with a cost advantage on their products.

According to the Resource Conservation and Recovery Act (“RCRA”), which governs the treatment, handling and disposal of hazardous waste, the United States Environmental Protection Agency (“EPA”) and authorized state environmental agencies may conduct inspections of RCRA-regulated facilities to identify areas where there have been releases of hazardous waste or hazardous constituents into the environment and may order the facilities to take corrective action to remediate such releases. Environmental regulators may inspect our major steelmaking facilities. While we cannot predict the future actions of these regulators, it is possible that they may identify conditions in future inspections of these facilities which they believe require corrective action.

Under authority from the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the EPA and state environmental authorities have conducted site investigations at certain of our facilities and other third-party facilities, portions of which previously may have been used for disposal of materials that are currently regulated. The results of these investigations are still pending, and we could be directed to spend funds for remedial activities at the former disposal areas. Because of the uncertain status of these investigations, however, we cannot reliably predict whether or when such spending might be required or their magnitude.

As previously reported, on July 27, 2001, we received a Special Notice Letter from the EPA requesting that we agree to conduct a Remedial Investigation/Feasibility Study (“RI/FS”) and enter an administrative order on consent pursuant to Section 122 of CERCLA regarding our former Hamilton Plant located in New Miami, Ohio. The Hamilton Plant ceased operations in 1990, and all of its former structures have been demolished and removed. Although we did not believe that a site-wide RI/FS was necessary or appropriate, in April 2002 we entered a mutually agreed-upon administrative order on consent to perform a RI/FS of the Hamilton Plant site. We submitted the investigation portion of the RI/FS, and we completed a supplemental study in 2014. We currently have accrued $0.7 for the remaining cost of the RI/FS. Until the RI/FS is complete, we cannot reliably estimate the additional costs, if any, we may incur for potentially required remediation of the site or when we may incur them.

As previously reported, on September 30, 1998, our predecessor, Armco Inc., received an order from the EPA under Section 3013 of RCRA requiring it to develop a plan for investigation of eight areas of our Mansfield Works that allegedly could be sources of contamination. A site investigation began in November 2000 and is continuing. We cannot reliably estimate at this time how long it will take to complete this site investigation. We currently have accrued approximately $1.1 for the projected cost of the study. Until the site investigation is complete, we cannot reliably estimate the additional costs, if any, we may incur for potentially required remediation of the site or when we may incur them.

As previously noted, on September 26, 2012, the EPA issued an order under Section 3013 of RCRA requiring us to develop a plan for investigation of four areas at our Ashland Works coke plant. We submitted a Sampling and Analysis Plan (“SAP”) to the EPA on October 25, 2012, and revised it most recently on May 29, 2014. The EPA approved it on June 27, 2014. We completed Phase I of the SAP and submitted a report to the EPA on December 23, 2014. We cannot reliably estimate at this time how long it will take to complete the site investigation. We currently have accrued approximately $0.5 for the projected cost of the investigation. Until the site investigation is complete, we cannot reliably estimate the additional costs, if any, we may incur for potentially required remediation of the site or when we may incur them.

As previously reported, on August 3, 2011, September 29, 2011, and June 28, 2012, the EPA issued a Notice of Violations (“NOV”) for our Middletown Works coke plant, alleging violations of pushing and combustion stack limits. We are investigating these claims and working with the EPA to attempt to resolve them. We believe we will reach a settlement in this matter, but cannot be certain that a settlement will be reached and cannot reliably estimate at this time how long it will take to reach a settlement or what all of its terms might be. We will vigorously contest any claims which cannot be resolved through a settlement. Until we have reached a settlement with the EPA or the NOV claims are resolved, we cannot reliably estimate the costs, if any, we may incur for potentially required operational changes at the battery or when we may incur them.

As previously reported, on July 15, 2009, we and the Pennsylvania Department of Environmental Protection (“PADEP”) entered a Consent Order and Agreement (the “Consent Order”) to resolve an alleged unpermitted discharge of wastewater from the closed Hillside Landfill at our former Ambridge Works. Under the terms of the Consent Order, we paid a penalty and also agreed to implement various corrective actions, including an investigation of the area where landfill activities occurred, submission of a plan to collect and treat surface waters and seep discharges, and upon approval from PADEP, implementation of that plan. We have accrued approximately $5.5 for the remedial work required under the approved plan and Consent Order. We submitted a National Pollution Discharge Elimination System (“NPDES”) permit application to move to the next phase of the work. We currently estimate that the remaining work will be completed in 2018, though it may be delayed.

As previously reported, on June 29, 2000, the United States filed a complaint on behalf of the EPA against us in the U.S. District Court for the Southern District of Ohio, Case No. C-1-00530, alleging violations of the Clean Air Act, the Clean Water Act and RCRA at our Middletown Works. Subsequently, the State of Ohio, the Sierra Club and the National Resources Defense Council intervened. On May

15, 2006, the court entered a Consent Decree in Partial Resolution of Pending Claims (the “Consent Decree”). Under the Consent Decree, we paid a civil penalty and performed a supplemental environmental project to remove ozone-depleting refrigerants from certain equipment. We further agreed to undertake a comprehensive RCRA facility investigation at Middletown Works and, as appropriate, complete a corrective measures study. The Consent Decree required us to implement certain RCRA corrective action interim measures to address polychlorinated biphenyls (“PCBs”) in sediments and soils at Dicks Creek and certain other specified surface waters, adjacent floodplain areas and other previously identified geographic areas. We have completed the remedial activity at Dicks Creek, but continue to work on the RCRA facility investigation and certain interim measures. We have accrued approximately $16.2 for the cost of known work required under the Consent Decree for the RCRA facility investigation and remaining interim measures.

As previously reported, on October 17, 2012, the EPA issued an NOV and Notice of Intent to File a Civil Administrative Complaint to our Mansfield Works alleging violations of RCRA primarily for our management of electric arc furnace dust at the facility. We are investigating these claims and working with the EPA to attempt to resolve them. The NOV proposed a civil penalty of approximately $0.3. However, on March 23, 2015, the EPA reduced its penalty demand to $0.1. We believe we will reach a settlement in this matter, but cannot be certain that a settlement will be reached and cannot reliably estimate at this time how long it will take to reach a settlement or what all of its terms might be. We will vigorously contest any claims that a settlement cannot resolve.

As previously reported, on May 12, 2014, the Michigan Department of Environmental Quality (“MDEQ”) issued to our Dearborn Works (then a part of Dearborn) an Air Permit to Install No. 182-05C (the “PTI”) to increase the emission limits for the blast furnace and other emission sources. The PTI was issued as a correction to a prior permit to install that did not include certain information during the prior permitting process. On July 10, 2014, the South Dearborn Environmental Improvement Association (“SDEIA”), Detroiters Working for Environmental Justice, Original United Citizens of Southwest Detroit and the Sierra Club filed a Claim of Appeal of the PTI in the State of Michigan, Wayne County Circuit, Case No. 14-008887-AA. Appellants and the MDEQ required the intervention of Dearborn (now owned by us) in this action as an additional appellee. The appellants allege multiple deficiencies with the PTI and the permitting process. On October 9, 2014, the appellants filed a Motion for Peremptory Reversal of the MDEQ’s decision to issue the PTI. We believe that the MDEQ issued the PTI properly in compliance with applicable law and will vigorously contest this appeal. On October 17, 2014, we filed a motion to dismiss the appeal. Additionally, on December 15, 2014, we filed a motion to dismiss the appeal for lack of jurisdiction. At the conclusion of a hearing on all three motions on February 12, 2015, all three motions were denied. On March 18, 2015, we filed an application for leave to appeal to the Michigan Court of Appeals seeking to overturn the decision of the Circuit Court denying our motion to dismiss for lack of jurisdiction. On August 27, 2015, the Michigan Court of Appeals granted our application for leave to appeal. Until the appeal is resolved, we cannot determine what the ultimate permit limits will be. Until the permit limits are determined and final, we cannot reliably estimate the costs, if any, that we may incur if the appeal causes the permit limits to change, nor can we determine if the costs will be material or when we would incur them.

As previously reported, on August 21, 2014, the SDEIA filed a Complaint under the Michigan Environmental Protection Act (“MEPA”) in the State of Michigan, Wayne County Circuit Case No. 14-010875-CE. The plaintiffs allege that the air emissions from our Dearborn Works are impacting the air, water and other natural resources, as well as the public trust in such resources. The plaintiffs are requesting, among other requested relief, that the court assess and determine the sufficiency of the PTI’s limitations. On October 15, 2014, the court ordered a stay of the proceedings until a final order is issued in Wayne County Circuit Court Case No. 14-008887-AA (discussed above). When the proceedings resume, we will vigorously contest these claims. Until the claims in this Complaint are resolved, we cannot reliably estimate the costs we may incur, if any, or when we would incur them.

As previously reported, on April 27, 2000, MDEQ issued a RCRA Corrective Action Order No. 111-04-00-07E to Rouge Steel Company and Ford Motor Company for the property that includes our Dearborn Works. The Corrective Action Order has been amended five times. We are a party to the Corrective Action Order as the successor-in-interest to Dearborn, which was the successor-in-interest to Rouge Steel Company. The Corrective Action Order requires the site-wide investigation, and where appropriate, remediation of the facility. The site investigation and remediation is ongoing. We cannot reliably estimate at this time how long it will take to complete this site investigation and remediation. To date, Ford Motor Company has incurred most of the costs of the investigation and remediation due to its prior ownership of the steelmaking operations at Dearborn Works. Until the site investigation is complete, we cannot reliably estimate the additional costs we may incur, if any, for any potentially required remediation of the site or when we may incur them.

As previously reported, on August 29, 2013, the West Virginia Department of Environmental Protection (“WVDEP”) issued to Mountain State Carbon a renewal NPDES permit for wastewater discharge from the facility to the Ohio River. The new NPDES permit included numerous new, and more stringent, effluent limitations. On October 7, 2013, Mountain State Carbon appealed the permit to the Environmental Quality Board, Appeal No. 13-25-EQB. On February 10, 2016, we reached a partial settlement with WVDEP and we will vigorously contest the claims that were not resolved. Until the permit limits are determined and final, we cannot reliably estimate the costs that we will incur, if any, if the appeal causes the permit limits to change, or when we may incur the costs.

In addition to the foregoing matters, we are or may be involved in proceedings with various regulatory authorities that may require us to pay fines, comply with more rigorous standards or other requirements or incur capital and operating expenses for environmental compliance. We believe that the ultimate disposition of the proceedings will not have, individually or in the aggregate, a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Legal Contingencies

As previously reported, since 1990 we have been named as a defendant in numerous lawsuits alleging personal injury as a result of exposure to asbestos. The great majority of these lawsuits have been filed on behalf of people who claim to have been exposed to asbestos while visiting the premises of one of our current or former facilities. The majority of asbestos cases pending in which we are a defendant do not include a specific dollar claim for damages. In the cases that do include specific dollar claims for damages, the complaint typically includes a monetary claim for compensatory damages and a separate monetary claim in an equal amount for punitive damages, and does not attempt to allocate the total monetary claim among the various defendants.

The number of asbestos cases pending at December 31, 2015, is presented below:

Asbestos Cases Pending at
December 31, 2015
Cases with specific dollar claims for damages:
Claims up to $0.2	122
Claims above $0.2 to $5.0	5
Claims above $5.0 to $15.0	2
Claims above $15.0 to $20.0	2
Total claims with specific dollar claims for damages (a)	131
Cases without a specific dollar claim for damages	252
Total asbestos cases pending	383

(a)	Involve a total of 2,331 plaintiffs and 17,116 defendants

In each case, the amount described is per plaintiff against all of the defendants, collectively. Thus, it usually is not possible at the outset of a case to determine the specific dollar amount of a claim against us. In fact, it usually is not even possible at the outset to determine which of the plaintiffs actually will pursue a claim against us. Typically, that can only be determined through written interrogatories or other discovery after a case has been filed. Therefore, in a case involving multiple plaintiffs and multiple defendants, we initially only account for the lawsuit as one claim. After we have determined through discovery whether a particular plaintiff will pursue a claim, we make an appropriate adjustment to statistically account for that specific claim. It has been our experience that only a small percentage of asbestos plaintiffs ultimately identify us as a target defendant from whom they actually seek damages and most of these claims ultimately are either dismissed or settled for a small fraction of the damages initially claimed. Asbestos-related claims information in 2015, 2014 and 2013, is presented below:

	2015	2014	2013
New Claims Filed	52	50	42
Pending Claims Disposed Of	68	90	39
Total Amount Paid in Settlements	$1.9	$0.7	$1.0

Since the onset of asbestos claims against us in 1990, five asbestos claims against us have proceeded to trial in four separate cases. All five concluded with a verdict in our favor. We continue to vigorously defend the asbestos claims. Based upon present knowledge, and the factors above, we believe it is unlikely that the resolution in the aggregate of the asbestos claims against us will have a materially adverse effect on our consolidated results of operations, cash flows or financial condition. However, predictions about the outcome of pending litigation, particularly claims alleging asbestos exposure, are subject to substantial uncertainties. These uncertainties include (1) the significantly variable rate at which new claims may be filed, (2) the effect of bankruptcies of other companies currently or historically defending asbestos claims, (3) the litigation process from jurisdiction to jurisdiction and from case to case, (4) the type and severity of the disease each claimant alleged to suffer, and (5) the potential for enactment of legislation affecting asbestos litigation.

As previously reported, in September and October 2008 and again in July 2010, several companies filed purported class actions in the United States District Court for the Northern District of Illinois against nine steel manufacturers, including us. The case numbers for these actions are 08CV5214, 08CV5371, 08CV5468, 08CV5633, 08CV5700, 08CV5942, 08CV6197 and 10CV04236. On December 28, 2010, another action, case number 32,321, was filed in state court in the Circuit Court for Cocke County, Tennessee. The defendants removed the Tennessee case to federal court and in March 2012 it was transferred to the Northern District of Illinois. The plaintiffs in the various pending actions are companies which purport to have purchased steel products, directly or indirectly, from one or more of the defendants and they claim to file the actions on behalf of all persons and entities who purchased steel products for delivery or pickup in the United States from any of the named defendants at any time from at least as early as January 2005. The complaints allege that the defendant steel producers have conspired in violation of antitrust laws to restrict output and to fix, raise, stabilize and maintain artificially high prices for steel products in the United States. In March 2014, we reached an agreement with the direct purchaser plaintiffs to tentatively settle the claims asserted against us, subject to certain court approvals below. According to that settlement, we agreed to pay $5.8 to the plaintiff class of direct purchasers in exchange for the members of that class to completely release all claims. We continue to believe that the claims made against us lack any merit, but we elected to enter the settlement to avoid the ongoing expense of defending ourself in this protracted and expensive antitrust litigation. We provided notice of the proposed settlement to members of the settlement class. After several class members received the notice, they elected to opt out of the class settlement. Following a fairness hearing, on October 21, 2014 the Court entered an order and judgment approving the settlement and dismissing all of the direct plaintiffs’ claims against us with prejudice as to the settlement class. In the first quarter of 2014, we recorded a charge for the amount of the tentative settlement with the direct purchaser plaintiff class and paid that amount into an escrow account, which has now been disbursed in accordance with the order that approved the settlement. At this time, we do not have adequate information available to determine that a loss is probable or to reliably or accurately estimate the potential loss, if any, with respect to the remaining indirect purchaser plaintiff class members and any direct purchaser class members that have opted out of the class (hereinafter collectively referred to as the “Remaining Plaintiffs”). Because we have been unable to determine that a potential loss in this case with respect to the Remaining Plaintiffs is probable or estimable, we have not recorded an accrual for this matter for them. If our assumptions used to evaluate whether a loss is either probable or estimable with respect to the Remaining Plaintiffs prove to be incorrect or change, we may be required to record a charge for their claims.

As previously reported, on January 20, 2010, ArcelorMittal France and ArcelorMittal Atlantique et Lorraine (collectively “ArcelorMittal”) filed an action in the United States District Court for the District of Delaware, Case No. 10-050-SLR against us, Dearborn, and Wheeling-Nisshin Inc., who is indemnified by Dearborn in this action. By virtue of our responsibility as a successor-in-interest to Dearborn and an indemnitor of Wheeling-Nisshin Inc, we now have complete responsibility for the defense of this action. The three named defendants are collectively referred to hereafter as “we” or “us”, though the precise claims against each separate defendant may vary. The complaint alleges that we are infringing the claims of U.S. Patent No. 6,296,805 (the “Patent”) in making pre-coated cold-rolled boron steel sheet and seeks injunctive relief and unspecified compensatory damages. We filed an answer denying ArcelorMittal’s claims and raised various affirmative defenses. We also filed counterclaims against ArcelorMittal for a declaratory judgment that we are not infringing the Patent and that the Patent is invalid. Subsequently, the trial court separated the issues of liability and damages. The case proceeded with a trial to a jury on the issue of liability during the week of January 15, 2011. The jury returned a verdict that we did not infringe the Patent and that the Patent was invalid. Judgment then was entered in our favor. ArcelorMittal filed an appeal with the United States Court of Appeals for the Federal Circuit. On November 30, 2012, the court of appeals issued a decision reversing certain findings related to claim construction and the validity of the Patent and remanded the case to the trial court for further proceedings. On January 30, 2013, ArcelorMittal filed a motion for rehearing with the court of appeals. On March 20, 2013, the court of appeals denied ArcelorMittal’s motion for rehearing. The case then was remanded to the trial court for further proceedings. On April 16, 2013, according to a petition previously filed by ArcelorMittal and ArcelorMittal USA LLC, the U.S. Patent and Trademark Office (“PTO”) reissued the Patent as U.S. Reissue Patent RE44,153 (the “Reissued Patent”). Also on April 16, 2013, ArcelorMittal filed a second action against us in the United States District Court for the District of Delaware, Case Nos. 1:13-cv-00685 and 1:13-cv-00686 (collectively the “Second Action”). The complaint filed in the Second Action alleges that we are infringing the claims of the Reissued Patent and seeks injunctive relief and unspecified compensatory damages. On April 23, 2013, we filed a motion to dismiss key elements of the complaint filed in the Second Action. In addition, the parties briefed related non-infringement and claims construction issues in the original action. On October 25, 2013, the district court granted summary judgment in our favor, confirming that our product does not infringe the original Patent or the Reissued Patent. The court further ruled that ArcelorMittal’s Reissued Patent was invalid due to ArcelorMittal’s deliberate violation of a statutory prohibition on broadening a patent through reissue more than two years after the original Patent was granted and that the original Patent had been surrendered when the Reissued Patent was issued and thus is no longer in effect. Final Judgment was entered on October 31, 2013. On November 6, 2013, ArcelorMittal filed a motion to clarify or, in the alternative, to alter or amend the October 31, 2013 judgment. We opposed the motion. On December 5, 2013, the court issued a memorandum and order denying the motion and entered final judgment in our favor, and against ArcelorMittal, specifically ruling that all claims of ArcelorMittal’s Reissued Patent are invalid as violative of 35 U.S.C. §251(d). On December 30, 2013, ArcelorMittal filed notices of appeal to the Federal Circuit Court of Appeals. The appeal has been fully briefed and the court of appeals held a hearing on November 4, 2014. On May 12, 2015, the Federal Circuit issued its decision affirming in part and reversing in part the trial court’s decision and remanding the case for further proceedings. The Federal Circuit ruled that 23 of the 25 claims of the Reissued Patent were improperly broadened and therefore invalid. However, the Federal Court found that the district court erred in invalidating the remaining two claims and remanded the case for further proceedings before the district court. Following the remand, ArcelorMittal filed a motion in the trial court for leave to amend the Second Action to assert additional patent infringement claims based on another, related patent that the PTO issued on June 10, 2014, No. RE44,940 (Second Reissue Patent). It also filed a motion to dismiss the original action on the grounds that it is now moot in light of the Court of Appeals’ last ruling. We opposed both of those motions. In addition, we filed separate motions for summary judgment in the original action on the grounds of non-infringement and invalidity. A hearing on all motions was held on October 27, 2015. On December 4, 2015, the district court issued an order granting our motion for summary judgment that both remaining claims of the Reissued Patent are not infringed and are invalid as obvious. The court therefore entered final judgment in favor of the defendants in the original case. In the court’s order, the judge also granted ArcelorMittal’s motion to file a first amended complaint in the Second Action, alleging we are infringing the claims of the Second Reissue Patent, which we deny. On December 21, 2015, ArcelorMittal filed a notice of appeal from the district court’s December 4, 2015, final judgment. On January 20, 2016, we filed a motion to dismiss the amended complaint in the Second Action, or in the alternative, a motion to stay pending a resolution of the appeal in the original case. We intend to continue to contest this matter vigorously. At this time, we have not made a determination that a loss is probable and we do not have adequate information to reliably or accurately estimate potential loss if ArcelorMittal prevails in its appeal in this dispute. Because we have been unable to determine that the potential loss in this case is probable or estimable, we have not recorded an accrual for this matter. If our assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change, we may be required to record a liability for an adverse outcome.

As previously reported, on June 13, 2013, Cliffs Sales Company (“Cliffs”) filed an action in the United States District Court for the Northern District of Ohio, Civil Action No. 1:13 cv 1308, against us pertaining to Dearborn Works. Cliffs claims that we breached a May 21, 2008, Agreement for Sale of Reclaimed Iron Units, as amended (the “Iron Unit Agreement”). Cliffs claims that we breached the Iron Unit Agreement by failing to purchase the required amount of pellets, chips and fines as allegedly required. We filed an answer denying the material allegations of the complaint and asserting several affirmative defenses. In January of 2014, the presiding judge ordered a stay of the proceedings until we completed an arbitration of a separate dispute. That arbitration is now concluded and it is anticipated that the stay of the litigation may be lifted and discovery may re-commence in the near future. We intend to contest this matter vigorously. At this time, we have not made a determination that a loss is probable and do not have adequate information to reliably or accurately estimate our potential loss if Cliffs prevails in this lawsuit. Because we have been unable to determine that a loss is probable or estimable, we have not recorded an accrual. If our assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change, we may be required to record a liability for an adverse outcome.

Trade Cases

Grain-Oriented Electrical Steel

On September 18, 2013, we, along with another domestic producer and the United Steelworkers (collectively, the “Petitioners”), filed trade cases against imports of grain-oriented electrical steel (“GOES”) from seven countries. We filed anti-dumping (“AD”) petitions against China, the Czech Republic, Germany, Japan, Poland, Russia and South Korea and a countervailing duty (“CVD”) petition against China charging that unfairly traded imports of GOES from those seven countries are causing material injury to the domestic industry. The United States Department of Commerce (“DOC”) initiated the cases on October 24, 2013. On November 19, 2013, the International Trade Commission (“ITC”) made a preliminary determination that there is a reasonable indication that GOES imports caused or threaten to cause material injury. On May 5, 2014, the DOC issued preliminary determinations that imports of GOES from China, the Czech Republic, Germany, Japan, Poland, Russia and South Korea are being dumped in the United States. On July 17, 2014, the DOC issued final dumping determinations for imports of GOES from Germany, Japan and Poland, affirming the preliminary dumping margins for these three countries. As a result of the preliminary dumping determinations on China, the Czech Republic, Russia and South Korea, and the final dumping determinations on Germany, Japan and Poland, importers were required to post cash deposits with U.S. Customs and Border Protection on imports of GOES from these seven countries (in addition to any deposits required by the preliminary affirmative CVD determinations). The DOC also reached affirmative preliminary critical circumstances findings for Poland and Russia. The ITC issued its final determination for imports of GOES from China, the Czech Republic, Germany, Japan, Poland, Russia and South Korea in separate decisions issued on August 27, 2014 and October 23, 2014. In each of these decisions, the ITC determined in a 5-1 vote that the United States steel industry is neither materially injured nor threatened with material injury by those imports. These two ITC decisions nullify the DOC’s preliminary assessment of dumping duties on GOES imports from each of the countries in the filed trade petition, as well as a CVD determination for China. On September 16, 2014, the Petitioners filed an appeal of the ITC’s August 27, 2014, decision to the Court of International Trade (the “CIT”), and on November 13, 2014, the Petitioners filed an appeal of the ITC’s October 23, 2014, decision to the CIT. The CIT consolidated those two appeals into a single appeal. The parties have fully briefed the appeal and are awaiting the decision by the CIT.

Corrosion-Resistant Steel

On June 3, 2015, we, along with five other domestic producers, filed AD and CVD petitions against imports of corrosion-resistant steel (“CORE”) from China, India, Italy, South Korea and Taiwan. The petitions allege that unfairly traded imports of CORE from those five countries are causing material injury to the domestic industry. The DOC initiated its investigations on June 24, 2015. On July 16, 2015, the ITC made a unanimous preliminary determination of injury to the domestic industry caused by imports of CORE from all five countries. On October 30, 2015, the DOC determined that China, Italy and South Korea significantly increased their product shipments into the U.S. market before the DOC’s preliminary determination of AD and CVD duties. This “critical circumstances” determination allows the DOC to impose CVD and AD duties retroactively beginning from the date that is approximately 90 days before the respective date of the DOC’s preliminary determination of CVD and AD duties. On November 2,

2015, the DOC preliminarily determined that imports of CORE from China, India, Italy and South Korea are benefiting from unfair government subsidies and should be subject to CVD duties. The critical circumstances determination allows the DOC to impose CVD duties on imports from China, India and South Korea retroactively from August 4, 2015. On December 23, 2015, the DOC also preliminarily determined that imports of CORE from China, India, Italy and South Korea are being sold at less-than-fair-value and should be subject to AD duties. The critical circumstances determination allows the DOC to impose AD duties on imports from China, India and South Korea retroactively from October 6, 2015. Estimated AD duties resulting from those preliminary determinations by the DOC are generally added to the estimated CVD duties. As a result of these preliminary CVD and AD determinations, importers are required to post cash deposits with the U.S. government on imports of CORE from these countries as presented below:

Country	Corrosion-Resistant CVD Margins	Corrosion-Resistant AD Margins
China	235.66% – 26.26%	255.8%
India	7.71% – 2.85%	6.92% – 6.64%
Italy	38.41% – 0.00%	3.11% – 0.00%
South Korea	1.37% – 0.00%	3.51% – 2.99%

For Taiwan, the DOC found no dumping margin and that countervailable government subsidies did not exceed the de minimus level of one percent. All preliminary duties remain in effect until the DOC issues final determinations. We expect final determinations of whether there have been dumping, subsidization and injury to occur by the second quarter of 2016.

Cold-Rolled Steel

On July 28, 2015, we, along with four other domestic producers, filed AD petitions against imports of cold-rolled steel from Brazil, China, India, Japan, the Netherlands, Russia, South Korea and the United Kingdom, as well as CVD petitions against imports of cold-rolled steel from Brazil, China, India, Russia and South Korea. The petitions allege that unfairly traded imports of cold-rolled steel from those eight countries are causing material injury to the domestic industry. The DOC initiated its investigations on August 17, 2015. On September 10, 2015, the ITC made a unanimous preliminary determination of injury to the domestic industry caused by imports of cold-rolled steel from Brazil, China, India, Japan, Russia, South Korea and the United Kingdom. The ITC also determined that imports of cold-roll steel from the Netherlands were “negligible” (i.e., less than 3% of total imports of cold-rolled steel during the preceding twelve-month period), and terminated the investigation of imports from the Netherlands. In addition, in October 2015, we and the other petitioners filed critical circumstances allegations against certain foreign producers of cold-rolled steel asserting that those foreign producers significantly increased their shipments of products into the U.S. market before the DOC’s preliminary determination of AD and CVD duties. On December 16, 2015, the DOC preliminarily determined that imports of cold-rolled steel from Brazil, China, India and Russia are benefiting from unfair government subsidies and should be subject to CVD duties. The DOC also preliminarily determined that critical circumstances exist for imports of certain cold-rolled steel from China. As a result of these preliminary CVD determinations, importers are required to post cash deposits with the U.S. government on imports of cold-rolled steel from these countries as presented below:

Country	Cold-Rolled CVD Margins	Cold-Rolled AD Margins
Brazil	7.42%	*
China	227.29%	*
India	4.45%	*
Russia	6.33% – 0.00%	*
* To be subsequently determined

The DOC’s critical circumstances preliminary determination also allows the DOC to impose CVD duties on certain cold-rolled steel imports from China retroactively from September 22, 2015. For South Korea, the DOC found that countervailable government subsidies did not exceed the de minimus level of one percent. The DOC will next make preliminary AD determinations for these four countries and South Korea, along with Japan and the United Kingdom (which were not named in the CVD petitions), on or about February 23, 2016. Affirmative preliminary AD determinations by the DOC will require covered importers to post cash deposits to the U.S. government covering those duties beginning as of the date of the DOC’s preliminary determinations. If the DOC makes affirmative preliminary AD determinations for China, as a result its preliminary critical circumstances determination, the DOC also may impose AD retroactively for imports of cold-rolled steel from China beginning 90 days before the preliminary determination. Those preliminary duties would remain in effect until the DOC issues final determinations. We expect the final determinations of whether there have been dumping, subsidization and injury to occur by the third quarter of 2016.

Hot-Rolled Steel

On August 11, 2015, we, along with five other domestic producers, filed AD petitions against imports of hot-rolled steel from Australia, Brazil, Japan, the Netherlands, South Korea, Turkey and the United Kingdom, as well as CVD petitions against imports of hot-rolled steel from Brazil, South Korea and Turkey. The petitions allege that unfairly traded imports of hot-rolled steel from those seven countries are causing material injury to the domestic industry. The DOC initiated its investigations on September 1, 2015. On September 24, 2015, the ITC made a unanimous preliminary determination of injury to the domestic industry caused by imports of hot-rolled steel from all seven countries. In addition, in October 2015, we and the other petitioners filed critical circumstances allegations against certain foreign producers of hot-rolled steel asserting that those foreign producers significantly increased their shipments of products into the U.S. market before the DOC’s preliminary determination of AD and CVD duties. On December 9, 2015, the DOC preliminarily determined that critical circumstances exist for imports of certain hot-rolled steel from Brazil. On January 11, 2016, the DOC preliminarily determined that imports of hot-rolled steel from Brazil are benefiting from unfair government subsidies and should be subject to CVD duties at the rate of 7.42%. For South Korea and Turkey, the DOC found that countervailable government subsidies did not exceed the de minimus level of one percent. As a result of the preliminary CVD determination, importers are required to post cash deposits with the U.S. government on imports of hot-rolled steel from Brazil at the rate of 7.42%. The DOC’s critical circumstances preliminary determination also allows the DOC to impose CVD duties on certain hot-rolled steel imports from Brazil retroactively from October 13, 2015. The DOC will next make preliminary AD determinations for all seven countries on or about March 8, 2016. Affirmative preliminary AD determinations by the DOC will require covered importers to post cash deposits to the U.S. government covering those duties beginning as of the date of the DOC’s preliminary determinations. If the DOC makes affirmative preliminary AD determinations for Brazil, as a result of its preliminary critical circumstances determination, the DOC also may impose AD retroactively for imports of hot-rolled steel from Brazil beginning approximately 90 days before the preliminary determination. Those preliminary duties would remain in effect until the DOC issues final determinations. We expect final determinations of whether there have been dumping, subsidization and injury to occur by the third quarter of 2016.

Stainless Steel

On February 12, 2016, we, along with three other domestic producers, filed AD and CVD petitions against imports of stainless steel from China. The petitions allege that unfairly traded imports of stainless steel from China are causing material injury to the domestic industry. The DOC must determine whether to initiate its investigations by March 3, 2016. If the DOC initiates investigations, the ITC will make its preliminary injury determination on or about March 28, 2016 as to whether there is a reasonable indication that stainless steel imports caused or threaten to cause material injury. If the ITC’s preliminary determination is affirmative, we expect the DOC to make preliminary determinations about subsidies by the end of the second quarter of 2016 and dumping by the end of the third quarter of 2016, and impose preliminary duties. If the DOC imposes preliminary duties, covered importers would be required to post cash deposits to the U.S. government covering those duties beginning as of the date of the preliminary determination. Those preliminary duties would remain in effect until the DOC issues final determinations. We expect the entire investigation to take approximately one year, with final determinations of whether there have been dumping, subsidization, and injury likely occurring by the first quarter of 2017.

Other Contingencies

In addition to the matters we discussed above, there are various pending and potential claims against us and our subsidiaries involving product liability, commercial, employee benefits and other matters arising in the ordinary course of business. Because of the considerable uncertainties which exist for any claim, it is difficult to reliably or accurately estimate what would be the amount of a loss if a claimant prevails. If material assumptions or factual understandings we rely on to evaluate exposure for these contingencies prove to be inaccurate or otherwise change, we may be required to record a liability for an adverse outcome. If, however, we have reasonably evaluated potential future liabilities for all of these contingencies, including those described more specifically above, it is our opinion, unless we otherwise noted, that the ultimate liability from these contingencies, individually and in the aggregate, should not have a material effect on our consolidated financial position, results of operations or cash flows.

NOTE 11 - Stockholders’ Equity

Preferred Stock: There are 25,000,000 shares of preferred stock authorized; no shares are issued or outstanding.

Common Stock: Our common stockholders may receive dividends when and as declared by the Board of Directors out of funds legally available for distribution. The holders have one vote per share in respect of all matters and are not entitled to preemptive rights.

On September 16, 2014, AK Holding issued 40.25 million shares of common stock at $9.00 per share. Net proceeds were $345.3 after underwriting discounts and other fees. AK Holding used the net proceeds to pay a portion of the purchase price for the acquisition of Dearborn, to repay a portion of outstanding borrowings under the Credit Facility and for general corporate purposes.

Dividends: The instruments governing our outstanding senior debt allow dividend payments. However, our Credit Facility restricts dividend payments. Dividends are permitted if (i) availability under the Credit Facility exceeds $337.5 or (ii) availability exceeds $262.5 and we meet a fixed charge coverage ratio of one to one as of the most recently ended fiscal quarter. If we cannot meet either of these thresholds, dividends would be limited to $12.0 annually. Currently, the availability under the Credit Facility significantly exceeds $337.5. Although we have elected to suspend our dividend program, there currently are no covenants that would restrict our ability to declare and pay a dividend to our stockholders.

Share Repurchase Program: In October 2008, the Board of Directors authorized us to repurchase, from time to time, up to $150.0 of our outstanding common stock. We have not made any common stock repurchases under this program in the last three years. As of December 31, 2015, there was $125.6 remaining for repurchase under the Board of Directors’ authorization.

NOTE 12 - Share-based Compensation

AK Holding’s Stock Incentive Plan (the “SIP”) permits the granting of nonqualified stock option, restricted stock, performance share and/or restricted stock unit (“RSUs”) awards to our Directors, officers and other employees. Stockholders have approved an aggregate maximum of 23 million shares issuable under the SIP through December 31, 2019, of which approximately 4 million shares are available for future grant as of December 31, 2015.

Share-based compensation expense for the years ended December 31, 2015, 2014 and 2013, is presented below:

Share-based Compensation Expense	2015	2014	2013
Stock options	$1.7	$1.7	$1.5
Restricted stock	3.2	3.2	2.9
Restricted stock units issued to Directors	0.9	1.1	1.0
Performance shares	1.9	2.9	4.1
Pre-tax share-based compensation expense	$7.7	$8.9	$9.5

Stock Options

Stock options have a maximum term of ten years and holders may not exercise them earlier than six months after the grant date or another term the award agreement may specify. Stock options granted to officers and key managers vest and become exercisable in three equal installments on the first, second and third anniversaries of the grant date. The exercise price of each option must equal or exceed the market price of our common stock on the grant date. We have not and do not reprice stock options to lower the exercise price.

We use the Black-Scholes option valuation model to value the nonqualified stock options. We use historical data of stock option exercise behaviors to estimate the expected life that granted options will be outstanding. The risk-free interest rate is based on the Daily Treasury Yield Curve published by the U.S. Treasury on the grant date. The expected volatility is determined by using a blend of historical and implied volatility. The expected dividend yield is based on our historical dividend payments. We estimate that option holders will forfeit 5% of the options.

The following weighted-average assumptions are used in the Black-Scholes option pricing model to estimate the fair value of granted options as of the grant date:

	2015	2014	2013
Expected volatility	67.6% – 75.9%	58.3% – 68.2%	57.8% – 68.8%
Weighted-average volatility	69.4%	62.6%	65.2%
Expected term (in years)	3.1 – 6.6	3.0 – 6.5	2.9 – 6.4
Risk-free interest rate	1.0% – 1.7%	0.9% – 2.3%	0.4% – 1.1%
Dividend yield	—%	—%	—%
Weighted-average grant-date fair value per share of granted options	$2.36	$3.50	$2.44

Option activity for the year ended December 31, 2015, is presented below:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2014	2,696,595	$11.16
Granted	906,700	4.08
Exercised	(2,733)	4.59
Forfeited and expired	(296,570)	10.81
Outstanding at December 31, 2015	3,303,992	9.26	4.6	$—

Exercisable at December 31, 2015	1,959,959	12.33	3.3	—

Unvested at December 31, 2015	1,344,033	4.77	6.5	—

Unvested at December 31, 2015 expected to vest	1,276,831	4.77	6.5	—

The total intrinsic value of stock option awards that holders exercised during the years ended December 31, 2015, 2014 and 2013, was not material in each period. Each exercised option’s intrinsic value is the quoted average of the reported high and low sales price on the exercise date. As of December 31, 2015, total unrecognized compensation costs for non-vested stock options were $0.7, which we expect to recognize over a weighted-average period of 1.7 years.

Restricted Stock

Restricted stock awards granted to officers and other employees ordinarily vest ratably on the first, second and third anniversaries of the grant. Non-vested restricted stock awards activity for the year ended December 31, 2015, is presented below:

Restricted Stock Awards	Restricted Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2014	502,413	$5.97
Granted	886,060	4.06
Vested/restrictions lapsed	(719,955)	4.90
Canceled	(69,203)	5.06
Outstanding at December 31, 2015	599,315	4.54

The weighted-average grant date fair value of restricted stock awards granted during the years ended December 31, 2015, 2014 and 2013, was $4.06, $6.66 and $4.43 per share. The total intrinsic value of restricted stock awards that vested (i.e., restrictions lapsed) during the years ended December 31, 2015, 2014 and 2013, was $2.9, $2.9 and $2.1. As of December 31, 2015, total unrecognized compensation costs for non-vested restricted stock awards granted under the SIP were $1.5, which we expect to recognize over a weighted-average period of 1.6 years.

Restricted Stock Units

Restricted stock units (“RSUs”) represent equity-based compensation granted to Directors. RSU grants vest immediately, but we do not settle them (i.e., pay them) until one year after the grant date, unless a Director elects to defer the settlement. Directors have the option to defer their RSU settlement six months after their Board service is terminated and also may elect to take settlement in a single distribution or in annual installments up to fifteen years.

Performance Shares

Performance shares are granted to officers and key managers. They earn the awards by meeting performance measures over a three-year period. Though a target number of performance shares are awarded on the grant date, the total number of performance shares issued to the participant when they vest is based on two equally-rated metrics: (i) our share performance compared to a prescribed compounded annual growth rate and (ii) our total share return compared to Standard & Poor’s MidCap 400 index.

The following weighted-average assumptions are used in a Monte Carlo simulation model to estimate the fair value of performance shares granted:

	2015	2014	2013
Company expected volatility	56.4%	59.1%	59.2%
S&P’s MidCap 400 index expected volatility	27.0%	32.4%	34.7%
Risk-free interest rate	0.9%	0.9%	0.4%
Dividend yield	—%	—%	—%
Weighted-average grant-date fair value per performance share granted	$3.09	$6.40	$4.68

Non-vested performance share awards activity for the year ended December 31, 2015, is presented below:

Performance Share Awards	Performance Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2014	978,952	$5.56
Granted	890,700	3.09
Earned	—	—
Expired or forfeited	(865,358)	4.36
Outstanding at December 31, 2015	1,004,294	4.40

As of December 31, 2015, total unrecognized compensation costs for non-vested performance share awards granted under the SIP were $2.1, which we expect to recognize over a weighted-average period of 1.6 years.

NOTE 13 - Comprehensive Income (Loss)

Other comprehensive income (loss), net of tax, information is presented below:

	2015	2014	2013
Foreign currency translation
Balance at beginning of period	$1.0	$4.7	$3.5
Other comprehensive income (loss)—foreign currency translation gain (loss)	(3.1)	(3.7)	1.2
Balance at end of period	$(2.1)	$1.0	$4.7
Cash flow hedges
Balance at beginning of period	$(32.2)	$18.3	$31.7
Other comprehensive income (loss):
Gains (losses) arising in period	(64.2)	(51.6)	3.5
Income tax expense	24.9	—	1.3
Gains (losses) arising in period, net of tax	(89.1)	(51.6)	2.2
Reclassification of losses (gains) to net income (loss):
Hot roll carbon steel coil contracts (a)	—	—	(0.4)
Other commodity contracts (b)	61.4	1.1	(24.8)
Subtotal	61.4	1.1	(25.2)
Income tax expense (d)	(25.9)	—	(9.6)
Net amount of reclassification of losses (gains) to net income (loss)	87.3	1.1	(15.6)
Total other comprehensive income (loss), net of tax	(1.8)	(50.5)	(13.4)
Balance at end of period	$(34.0)	$(32.2)	$18.3
Unrealized holding gains on securities
Balance at beginning of period	$0.4	$0.4	$0.3
Other comprehensive income (loss):
Unrealized holding gains (losses) arising in period	—	—	0.2
Income tax expense	—	—	0.1
Unrealized holding gains (losses) arising in period, net of tax	—	—	0.1
Reclassification of gains (losses) to net income (loss)—income tax benefit (d)	0.4	—	—
Total other comprehensive income (loss), net of tax	(0.4)	—	0.1
Balance at end of period	$—	$0.4	$0.4
Pension and OPEB plans
Balance at beginning of period	$(173.6)	$300.0	$(34.4)
Other comprehensive income (loss):
Prior service credit (cost) arising in period	(7.7)	10.9	(6.1)
Gains (losses) arising in period	(60.8)	(422.5)	422.3
Subtotal	(68.5)	(411.6)	416.2
Income tax expense (benefit) (d)	(26.0)	—	50.3
Gains (losses) arising in period, net of tax	(42.5)	(411.6)	365.9
Reclassification to net income (loss):
Prior service costs (credits) (c)	(60.2)	(68.9)	(76.2)
Actuarial (gains) losses (c)	165.0	6.9	25.3
Subtotal	104.8	(62.0)	(50.9)
Income tax (expense) benefit (d)	39.8	—	(19.4)
Amount of reclassification to net income (loss), net of tax	65.0	(62.0)	(31.5)
Total other comprehensive income (loss), net of tax	22.5	(473.6)	334.4
Balance at end of period	$(151.1)	$(173.6)	$300.0

(a)	Included in net sales

(b)	Included in cost of products sold

(c)	Included in pension and OPEB expense (income)

(d)	Included in income tax expense (benefit)

NOTE 14 - Earnings per Share

Reconciliation of the numerators and denominators for basic and diluted EPS computations is presented below:

	2015	2014	2013
Net income (loss) attributable to AK Steel Holding Corporation	$(509.0)	$(96.9)	$(46.8)
Less: distributed earnings to common stockholders and holders of certain stock compensation awards	—	—	—
Undistributed earnings (loss)	$(509.0)	$(96.9)	$(46.8)

Common stockholders earnings—basic and diluted:
Distributed earnings to common stockholders	$—	$—	$—
Undistributed earnings (loss) to common stockholders	(507.3)	(96.6)	(46.6)
Common stockholders earnings (loss)—basic and diluted	$(507.3)	$(96.6)	$(46.6)

Common shares outstanding (weighted-average shares in millions):
Common shares outstanding for basic earnings per share	177.2	148.1	135.8
Effect of exchangeable debt	—	—	—
Effect of dilutive stock-based compensation	—	—	—
Common shares outstanding for diluted earnings per share	177.2	148.1	135.8

Basic and diluted earnings per share:
Distributed earnings	$—	$—	$—
Undistributed earnings (loss)	(2.86)	(0.65)	(0.34)
Basic and diluted earnings (loss) per share	$(2.86)	$(0.65)	$(0.34)

Potentially issuable common shares (in millions) excluded from earnings per share calculation due to anti-dilutive effect	3.6	9.7	2.6

NOTE 15 - Variable Interest Entities

SunCoke Middletown

We purchase all the coke and electrical power generated from SunCoke Middletown’s plant under long-term supply agreements. SunCoke Middletown is a variable interest entity because we have committed to purchase all the expected production from the facility through at least 2031 and we are the primary beneficiary. Therefore, we consolidate SunCoke Middletown’s financial results with our financial results, even though we have no ownership interest in SunCoke Middletown. SunCoke Middletown had income before income taxes of $62.6, $63.0 and $64.3 for the years ended December 31, 2015, 2014 and 2013 that was included in our consolidated income (loss) before income taxes.

Vicksmetal/Armco Associates

We indirectly own a 50% interest in Vicksmetal/Armco Associates (“VAA”), a joint venture with Vicksmetal Company, which is owned by Sumitomo Corporation. VAA slits electrical steel primarily for AK Steel, though also for third parties. VAA is a variable interest entity and we are the primary beneficiary. Therefore, we consolidate VAA’s financial results with our financial results.

NOTE 16 - Fair Value Measurements

We measure certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, we use various valuation approaches. The hierarchy of those valuation approaches is broken down into three levels based on the reliability of inputs as follows:

•	Level 1 inputs are quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

•
Level 2 inputs are inputs, other than quoted prices, that are directly or indirectly observable for the asset or liability. Level 2 inputs include model-generated values that rely on inputs either directly observed or readily-derived from available market data sources, such as Bloomberg or other news and data vendors. They include quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic factors. As a practical expedient, we estimate the value of common/collective trusts by using the net asset value per share multiplied by the number of shares of the trust investment held as of the measurement date. If we have the ability to redeem our investment in the respective alternative investment at the net asset value with no significant restrictions on the redemption at the consolidated balance sheet date, we categorized the alternative investment as a Level 2 measurement in the fair value hierarchy. We generate fair values for our commodity derivative contracts and foreign currency forward contracts from observable futures prices for the respective commodity or currency, from sources such as the New York Mercantile Exchange (NYMEX) or the London Metal Exchange (LME). In cases where the derivative is an option contract (including caps, floors and collars), we adjust our valuations to reflect the counterparty’s valuation assumptions. After validating that the counterparty’s assumptions for implied volatilities reflect independent source’s assumptions, we discount these model-generated future values with discount factors that reflect the counterparty’s credit quality. We apply different discount rates to different contracts since the maturities and counterparties differ. As of December 31, 2015, a spread over benchmark rates of less than 1.5% was used for derivatives valued as assets and less than 3.6% for derivatives valued as liabilities. We have estimated the fair value of long-term debt based upon quoted market prices for the same or similar issues or on the current interest rates available to us for debt on similar terms and with similar maturities.

•
Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. This level of categorization is not applicable to our valuations on a normal recurring basis other than for a portion of our pension assets.

Assets and liabilities measured at fair value on a recurring basis are presented below:

	2015			2014
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets measured at fair value
Cash and cash equivalents	$56.6	$—	$56.6	$70.2	$—	$70.2
Other current assets:
Foreign exchange contracts	—	1.1	1.1	—	1.2	1.2
Commodity hedge contracts	—	0.5	0.5	—	3.6	3.6
Other non-current assets:
Available for sale investments—cash and cash equivalents	—	—	—	3.3	—	3.3
Commodity hedge contracts	—	0.3	0.3	—	1.8	1.8
Assets measured at fair value	$56.6	$1.9	$58.5	$73.5	$6.6	$80.1

Liabilities measured at fair value
Accrued liabilities:
Commodity hedge contracts	$—	$(41.2)	$(41.2)	$—	$(36.2)	$(36.2)
Other non-current liabilities—commodity hedge contracts	—	(9.5)	(9.5)	—	(5.7)	(5.7)
Liabilities measured at fair value	$—	$(50.7)	$(50.7)	$—	$(41.9)	$(41.9)

Liabilities measured at other than fair value
Long-term debt, including current portions:
Fair value	$—	$(1,573.3)	$(1,573.3)	$—	$(2,478.3)	$(2,478.3)
Carrying amount	—	(2,354.1)	(2,354.1)	—	(2,422.0)	(2,422.0)

See Note 7 for information on the fair value of pension plan assets. The carrying amounts of our other financial instruments do not differ materially from their estimated fair values at December 31, 2015 and 2014.

NOTE 17 - Derivative Instruments and Hedging Activities

Exchange rate fluctuations affect a portion of intercompany receivables that are denominated in foreign currencies, and we use forward currency contracts to reduce our exposure to certain of these currency price fluctuations. These contracts have not been designated as hedges for accounting purposes and gains or losses are reported in earnings on a current basis in other income (expense).

We are exposed to fluctuations in market prices of raw materials and energy sources, as well as from the effect of market prices on the sale of certain commodity steel (hot roll carbon steel coils). We may use cash-settled commodity price swaps and options (including collars) to hedge the market risk associated with the purchase of certain of our raw materials and energy requirements and the sale of hot roll carbon steel coils. For input commodities, these derivatives are typically used for a portion of our natural gas, nickel, iron ore, aluminum, zinc and electricity requirements. Our hedging strategy is to reduce the effect on earnings from the price volatility of these various commodity exposures. Independent of any hedging activities, price changes in any of these commodity markets could negatively affect operating costs or selling prices.

All commodity derivatives are recognized as an asset or liability at fair value. We record the effective gains and losses for commodity derivatives designated as cash flow hedges of forecasted purchases of raw materials and energy sources in accumulated other comprehensive income (loss) and reclassify them into cost of products sold in the same period we recognize earnings for the associated underlying transaction. We record the effective gains and losses for hot roll carbon steel coils derivatives designated as cash flow hedges of forecasted sales in accumulated other comprehensive income and reclassify them into net sales in the same period we recognize earnings for the associated underlying transaction. We recognize gains and losses on these designated derivatives arising from either hedge ineffectiveness or from components excluded from the assessment of effectiveness in current earnings under cost of products sold or net sales, as appropriate. We record all gains or losses from derivatives for which hedge accounting treatment has not been elected to earnings on a current basis in net sales or cost of products sold. We have provided $17.9 of collateral to counterparties under collateral funding arrangements as of December 31, 2015.

Outstanding commodity price swaps and options and forward foreign exchange contracts as of December 31, 2015 and 2014, are presented below:

Commodity	2015	2014
Nickel (in lbs)	164,800	259,300
Natural gas (in MMBTUs)	36,972,500	33,992,500
Zinc (in lbs)	54,173,800	61,800,000
Iron ore (in metric tons)	2,795,000	2,335,000
Electricity (in MWHs)	1,386,400	1,182,800
Hot roll carbon steel coils (in short tons)	—	15,000
Foreign exchange contracts (in euros)	€55,500,000	€23,675,000

The fair value of derivative instruments as of December 31, 2015 and 2014, is presented below:

Asset (liability)	2015	2014
Derivatives designated as hedging instruments:
Other current assets—commodity contracts	$0.3	$2.1
Other non-current assets—commodity contracts	0.3	1.8
Accrued liabilities—commodity contracts	(40.9)	(32.0)
Other non-current liabilities—commodity contracts	(9.5)	(5.7)

Derivatives not designated as hedging instruments:
Other current assets:
Foreign exchange contracts	1.1	1.2
Commodity contracts	0.2	1.5
Accrued liabilities:
Commodity contracts	(0.3)	(4.2)

Gains (losses) on derivative instruments for the years ended December 31, 2015, 2014 and 2013, are presented below:

Gain (loss)	2015	2014	2013
Derivatives in cash flow hedging relationships—
Commodity contracts:
Reclassified from accumulated other comprehensive income into net sales (effective portion)	$—	$—	$0.4
Reclassified from accumulated other comprehensive income into cost of products sold (effective portion)	(61.4)	(1.1)	24.8
Recorded in cost of products sold (ineffective portion and amount excluded from effectiveness testing)	(23.6)	(0.8)	3.3

Derivatives not designated as hedging instruments:
Foreign exchange contracts—recognized in other income (expense)	(0.1)	1.9	(0.1)
Commodity contracts:
Recognized in net sales	2.2	(5.1)	(3.1)
Recognized in cost of products sold	(2.0)	(35.0)	1.7

Gains (losses) before tax expected to be reclassified into cost of products sold within the next twelve months for our existing commodity contracts that qualify for hedge accounting, as well as the period over which we are hedging our exposure to the volatility in future cash flows, are presented below:

Commodity Hedge	Settlement Dates	Gains (losses)
Natural gas	January 2016 to December 2017	$(17.1)
Electricity	January 2016 to December 2017	(1.9)
Iron ore	January 2016 to November 2017	(7.8)
Zinc	January 2016 to December 2017	(11.2)

NOTE 18 - Supplementary Cash Flow Information

Net cash paid (received) during the period for interest, net of capitalized interest, and income taxes are presented below:

	2015	2014	2013
Net cash paid (received) during the period for:
Interest, net of capitalized interest	$161.3	$121.9	$116.2
Income taxes	0.7	(0.3)	1.2

Included in net cash flows from operations was cash provided by SunCoke Middletown of $87.4, $66.4 and $82.6 for the years ended December 31, 2015, 2014 and 2013. Consolidated cash and cash equivalents at December 31, 2015, and 2014, include SunCoke Middletown’s cash and cash equivalents of $7.6 and $18.2. SunCoke Middletown’s cash and cash equivalents have no compensating balance arrangements or legal restrictions, but is not available for our use.

We had capital investments during the years ended December 31, 2015, 2014 and 2013, that had not been paid as of the end of the respective period. These amounts are included in accounts payable and accrued liabilities and have been excluded from the consolidated statements of cash flows until paid. We also granted restricted stock to certain employees and restricted stock units to directors under the SIP. Non-cash investing and financing activities for the years ended December 31, 2015, 2014 and 2013, are presented below:

	2015	2014	2013
Capital investments	$37.4	$29.5	$10.2
Issuance of restricted stock and restricted stock units	4.1	4.5	3.0

NOTE 19 - Quarterly Information (Unaudited)

Earnings per share for each quarter and the year are calculated individually and may not sum to the total for the year.

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$1,750.9	$1,689.4	$1,709.9	$1,542.7	$6,692.9
Operating profit (loss)	33.8	7.1	80.2	(34.4)	86.7
Net income (loss) attributable to AK Holding	(306.3)	(64.0)	6.7	(145.4)	(509.0)
Basic and diluted earnings (loss) per share	$(1.72)	$(0.36)	$0.04	$(0.82)	$(2.86)

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$1,383.5	$1,530.8	$1,593.8	$1,997.6	$6,505.7
Operating profit (loss)	(35.3)	36.5	63.7	74.5	139.4
Net income (loss) attributable to AK Holding	(86.1)	(17.1)	(7.2)	13.5	(96.9)
Basic earnings (loss) per share	$(0.63)	$(0.13)	$(0.05)	$0.08	$(0.65)
Diluted earnings (loss) per share	$(0.63)	$(0.13)	$(0.05)	$0.07	$(0.65)

Included in net income attributable to AK Holding in the first quarter and full year of 2015 was an impairment charge of $256.3 for our investment in Magnetation. Included in the fourth quarter and full year of 2015 was an impairment charge of $41.6 for our investment in AFSG, costs of $28.1 for the temporary idling of the Ashland Works blast furnace and steelmaking operations, a pension corridor charge of $144.3 and an OPEB corridor credit of $13.1.

Dearborn’s financial results are included in the above amounts beginning September 16, 2014. Included in operating profit (loss) for the fourth quarter and full year of 2014 was a pension corridor charge of $2.0. Included in net income attributable to AK Holding were Dearborn net-of-tax acquisition-related costs of $1.0, $23.6, $7.1 and $31.7 for the second, third and fourth quarters and full year of 2014.

NOTE 20 - Supplementary Guarantor Information

AK Steel’s 8.75% Senior Secured Notes due December 2018, 7.625% Senior Notes due May 2020, 7.625% Senior Notes due October 2021, 8.375% Senior Notes due April 2022 (collectively, the “Senior Notes”) and 5.0% Exchangeable Senior Notes due November 2019 (the “Exchangeable Notes”) are governed by indentures entered into by AK Holding and its 100%-owned subsidiary, AK Steel. In July 2016, we designated our 100%-owned subsidiary, Mountain State Carbon, as a guarantor subsidiary of the Senior Notes. Under the terms of the indentures, AK Holding and the guarantor subsidiaries (AK Steel’s 100%-owned subsidiaries, AK Tube, AK Properties and Mountain State Carbon) each fully and unconditionally, jointly and severally, guarantee the payment of interest, principal and premium, if any, on each of the notes included in the Senior Notes.

Under the terms of the indenture for the Exchangeable Notes, AK Holding fully and unconditionally, jointly and severally, guarantees the payment of interest, principal and premium, if any, on the notes. AK Holding remains the sole guarantor of the Exchangeable Notes.

We present all investments in subsidiaries in the supplementary guarantor information using the equity method of accounting. Therefore, the net income (loss) of the subsidiaries accounted for using the equity method is in their parents’ investment accounts. The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions. The following supplementary condensed consolidating financial statements present information about AK Holding, AK Steel, the guarantor subsidiaries of the Senior Notes and the other non-guarantor subsidiaries after the addition of Mountain State Carbon as a guarantor in July 2016.

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2015

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$6,498.2	$256.2	$533.0	$(594.5)	$6,692.9
Cost of products sold (exclusive of items shown separately below)	—	5,984.9	165.7	425.1	(543.7)	6,032.0
Selling and administrative expenses (exclusive of items shown separately below)	4.9	270.4	13.1	22.6	(49.1)	261.9
Depreciation	—	187.7	7.4	20.9	—	216.0
Pension and OPEB expense (income) (exclusive of corridor charges shown below)	—	(63.0)	—	—	—	(63.0)
Pension and OPEB net corridor charge	—	131.2	—	—	—	131.2
Charge for facility idling	—	28.1	—	—	—	28.1
Total operating costs	4.9	6,539.3	186.2	468.6	(592.8)	6,606.2
Operating profit (loss)	(4.9)	(41.1)	70.0	64.4	(1.7)	86.7
Interest expense	—	171.0	—	2.0	—	173.0
Impairment of Magnetation investment	—	—	—	(256.3)	—	(256.3)
Impairment of AFSG investment	—	—	—	(41.6)	—	(41.6)
Other income (expense)	—	6.4	6.6	(11.6)	—	1.4
Income (loss) before income taxes	(4.9)	(205.7)	76.6	(247.1)	(1.7)	(382.8)
Income tax expense (benefit)	—	39.6	29.1	(4.6)	(0.7)	63.4
Equity in net income (loss) of subsidiaries	(504.1)	(258.8)	—	0.6	762.3	—
Net income (loss)	(509.0)	(504.1)	47.5	(241.9)	761.3	(446.2)
Less: Net income attributable to noncontrolling interests	—	—	—	62.8	—	62.8
Net income (loss) attributable to AK Steel Holding Corporation	(509.0)	(504.1)	47.5	(304.7)	761.3	(509.0)
Other comprehensive income (loss)	17.2	17.2	—	(3.1)	(14.1)	17.2
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(491.8)	$(486.9)	$47.5	$(307.8)	$747.2	$(491.8)

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2014

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$6,284.2	$326.4	$553.9	$(658.8)	$6,505.7
Cost of products sold (exclusive of items shown separately below)	—	5,937.6	244.4	439.6	(613.9)	6,007.7
Selling and administrative expenses (exclusive of items shown separately below)	4.6	251.0	11.9	27.7	(48.0)	247.2
Depreciation	—	176.1	5.0	20.8	—	201.9
Pension and OPEB expense (income)	—	(92.5)	—	—	—	(92.5)
Pension corridor charge	—	2.0	—	—	—	2.0
Total operating costs	4.6	6,274.2	261.3	488.1	(661.9)	6,366.3
Operating profit (loss)	(4.6)	10.0	65.1	65.8	3.1	139.4
Interest expense	—	142.1	—	2.6	—	144.7
Other income (expense)	—	(17.7)	6.5	(9.9)	—	(21.1)
Income (loss) before income taxes	(4.6)	(149.8)	71.6	53.3	3.1	(26.4)
Income tax expense (benefit)	—	(19.2)	28.6	(2.9)	1.2	7.7
Equity in net income (loss) of subsidiaries	(92.3)	38.3	—	(0.7)	54.7	—
Net income (loss)	(96.9)	(92.3)	43.0	55.5	56.6	(34.1)
Less: Net income attributable to noncontrolling interests	—	—	—	62.8	—	62.8
Net income (loss) attributable to AK Steel Holding Corporation	(96.9)	(92.3)	43.0	(7.3)	56.6	(96.9)
Other comprehensive income (loss)	(527.8)	(527.8)	—	(3.7)	531.5	(527.8)
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$(624.7)	$(620.1)	$43.0	$(11.0)	$588.1	$(624.7)

Condensed Statements of Comprehensive Income (Loss)
Year Ended December 31, 2013

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net sales	$—	$5,339.3	$261.5	$568.8	$(599.2)	$5,570.4
Cost of products sold (exclusive of items shown separately below)	—	5,012.1	189.0	463.3	(556.6)	5,107.8
Selling and administrative expenses (exclusive of items shown separately below)	4.4	205.0	10.5	26.2	(40.8)	205.3
Depreciation	—	169.4	4.3	16.4	—	190.1
Pension and OPEB expense (income)	—	(68.6)	—	—	—	(68.6)
Total operating costs	4.4	5,317.9	203.8	505.9	(597.4)	5,434.6
Operating profit (loss)	(4.4)	21.4	57.7	62.9	(1.8)	135.8
Interest expense	—	125.9	—	1.5	—	127.4
Other income (expense)	—	(5.9)	6.1	(1.6)	—	(1.4)
Income (loss) before income taxes	(4.4)	(110.4)	63.8	59.8	(1.8)	7.0
Income tax expense (benefit)	—	(27.8)	20.1	(2.0)	(0.7)	(10.4)
Equity in net income (loss) of subsidiaries	(42.4)	40.2	—	—	2.2	—
Net income (loss)	(46.8)	(42.4)	43.7	61.8	1.1	17.4
Less: Net income attributable to noncontrolling interests	—	—	—	64.2	—	64.2
Net income (loss) attributable to AK Steel Holding Corporation	(46.8)	(42.4)	43.7	(2.4)	1.1	(46.8)
Other comprehensive income (loss)	322.3	322.3	—	1.2	(323.5)	322.3
Comprehensive income (loss) attributable to AK Steel Holding Corporation	$275.5	$279.9	$43.7	$(1.2)	$(322.4)	$275.5

Condensed Balance Sheets
December 31, 2015

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$27.0	$5.7	$23.9	$—	$56.6
Accounts receivable, net	—	411.9	26.3	29.2	(22.5)	444.9
Inventory, net	—	1,149.6	39.7	47.0	(10.0)	1,226.3
Other current assets	—	75.6	0.3	2.5	—	78.4
Total current assets	—	1,664.1	72.0	102.6	(32.5)	1,806.2
Property, plant and equipment	—	5,763.8	168.6	533.6	—	6,466.0
Accumulated depreciation	—	(4,218.0)	(80.3)	(81.2)	—	(4,379.5)
Property, plant and equipment, net	—	1,545.8	88.3	452.4	—	2,086.5
Other non-current assets:
Investment in affiliates	—	42.6	—	28.1	—	70.7
Investment in subsidiaries	(3,541.0)	1,346.0	—	68.2	2,126.8	—
Inter-company accounts	2,563.4	(3,600.9)	1,398.1	(453.5)	92.9	—
Other non-current assets	—	83.0	33.0	5.0	—	121.0
TOTAL ASSETS	$(977.6)	$1,080.6	$1,591.4	$202.8	$2,187.2	$4,084.4
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$669.0	$11.7	$23.7	$(1.0)	$703.4
Accrued liabilities	—	242.3	6.5	12.7	—	261.5
Current portion of pension and other postretirement benefit obligations	—	77.3	—	0.4	—	77.7
Total current liabilities	—	988.6	18.2	36.8	(1.0)	1,042.6
Non-current liabilities:
Long-term debt	—	2,354.1	—	—	—	2,354.1
Pension and other postretirement benefit obligations	—	1,143.6	—	3.3	—	1,146.9
Other non-current liabilities	—	135.3	0.9	0.2	—	136.4
TOTAL LIABILITIES	—	4,621.6	19.1	40.3	(1.0)	4,680.0
Equity (deficit):
Total stockholders’ equity (deficit)	(977.6)	(3,541.0)	1,572.3	(219.5)	2,188.2	(977.6)
Noncontrolling interests	—	—	—	382.0	—	382.0
TOTAL EQUITY (DEFICIT)	(977.6)	(3,541.0)	1,572.3	162.5	2,188.2	(595.6)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$(977.6)	$1,080.6	$1,591.4	$202.8	$2,187.2	$4,084.4

Condensed Balance Sheets
December 31, 2014

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
ASSETS
Current assets:
Cash and cash equivalents	$—	$28.5	$4.5	$37.2	$—	$70.2
Accounts receivable, net	—	606.2	29.5	35.4	(26.8)	644.3
Inventory, net	—	1,080.5	42.0	57.7	(8.1)	1,172.1
Other current assets	0.3	67.9	0.3	2.9	—	71.4
Total current assets	0.3	1,783.1	76.3	133.2	(34.9)	1,958.0
Property, plant and equipment	—	5,695.8	162.3	530.3	—	6,388.4
Accumulated depreciation	—	(4,040.8)	(72.9)	(61.5)	—	(4,175.2)
Property, plant and equipment, net	—	1,655.0	89.4	468.8	—	2,213.2
Other non-current assets:
Investment in affiliates	—	84.5	—	304.2	—	388.7
Investment in subsidiaries	(2,970.9)	1,582.4	—	66.6	1,321.9	—
Inter-company accounts	2,478.1	(3,420.4)	1,329.2	(483.4)	96.5	—
Other non-current assets	—	174.4	33.0	60.7	—	268.1
TOTAL ASSETS	$(492.5)	$1,859.0	$1,527.9	$550.1	$1,383.5	$4,828.0
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$754.9	$20.2	$28.7	$(0.7)	$803.1
Accrued liabilities	—	244.6	12.2	9.7	—	266.5
Current portion of pension and other postretirement benefit obligations	—	55.3	—	0.3	—	55.6
Total current liabilities	—	1,054.8	32.4	38.7	(0.7)	1,125.2
Non-current liabilities:
Long-term debt	—	2,422.0	—	—	—	2,422.0
Pension and other postretirement benefit obligations	—	1,221.3	—	4.0	—	1,225.3
Other non-current liabilities	—	131.8	0.3	0.4	—	132.5
TOTAL LIABILITIES	—	4,829.9	32.7	43.1	(0.7)	4,905.0
Equity (deficit):
Total stockholders’ equity (deficit)	(492.5)	(2,970.9)	1,495.2	91.5	1,384.2	(492.5)
Noncontrolling interests	—	—	—	415.5	—	415.5
TOTAL EQUITY (DEFICIT)	(492.5)	(2,970.9)	1,495.2	507.0	1,384.2	(77.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$(492.5)	$1,859.0	$1,527.9	$550.1	$1,383.5	$4,828.0

Condensed Statements of Cash Flows
Year Ended December 31, 2015

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(3.7)	$49.0	$50.6	$108.1	$(3.7)	$200.3
Cash flows from investing activities:
Capital investments	—	(85.0)	(9.0)	(5.0)	—	(99.0)
Proceeds from sale of equity investee	—	25.0	—	—	—	25.0
Proceeds from AFSG Holdings, Inc. distribution	—	—	—	14.0	—	14.0
Other investing items, net	—	12.5	—	—	—	12.5
Net cash flows from investing activities	—	(47.5)	(9.0)	9.0	—	(47.5)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	(55.0)	—	—	—	(55.0)
Redemption of long-term debt	—	(14.1)	—	—	—	(14.1)
Inter-company activity	4.7	66.1	(40.4)	(34.1)	3.7	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(96.3)	—	(96.3)
Other financing items, net	(1.0)	—	—	—	—	(1.0)
Net cash flows from financing activities	3.7	(3.0)	(40.4)	(130.4)	3.7	(166.4)
Net increase (decrease) in cash and cash equivalents	—	(1.5)	1.2	(13.3)	—	(13.6)
Cash and equivalents, beginning of year	—	28.5	4.5	37.2	—	70.2
Cash and equivalents, end of year	$—	$27.0	$5.7	$23.9	$—	$56.6

Condensed Statements of Cash Flows
Year Ended December 31, 2014

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(3.4)	$(447.2)	$38.1	$92.4	$(2.7)	$(322.8)
Cash flows from investing activities:
Capital investments	—	(63.1)	(5.3)	(12.7)	—	(81.1)
Investments in Magnetation joint venture	—	—	—	(100.0)	—	(100.0)
Investments in acquired business, net of cash acquired	—	(690.3)	—	—	—	(690.3)
Other investing items, net	—	13.6	—	—	—	13.6
Net cash flows from investing activities	—	(739.8)	(5.3)	(112.7)	—	(857.8)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	515.0	—	—	—	515.0
Proceeds from issuance of long-term debt	—	427.1	—	—	—	427.1
Redemption of long-term debt	—	(0.8)	—	—	—	(0.8)
Proceeds from issuance of common stock	345.3	—	—	—	—	345.3
Debt issuance costs	—	(15.5)	—	—	—	(15.5)
Inter-company activity	(341.0)	272.9	(28.3)	93.7	2.7	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(61.0)	—	(61.0)
Other financing items, net	(0.9)	—	—	(3.7)	—	(4.6)
Net cash flows from financing activities	3.4	1,198.7	(28.3)	29.0	2.7	1,205.5
Net increase (decrease) in cash and cash equivalents	—	11.7	4.5	8.7	—	24.9
Cash and equivalents, beginning of year	—	16.8	—	28.5	—	45.3
Cash and equivalents, end of year	$—	$28.5	$4.5	$37.2	$—	$70.2

Condensed Statements of Cash Flows
Year Ended December 31, 2013

	AK Holding	AK Steel	Guarantor Subsidiaries of the Senior Notes	Other Non-Guarantor Subsidiaries	Eliminations	Consolidated Company
Net cash flows from operating activities	$(3.5)	$(251.1)	$50.4	$129.6	$(35.6)	$(110.2)
Cash flows from investing activities:
Capital investments	—	(39.2)	(1.7)	(22.7)	—	(63.6)
Investments in acquired businesses	—	—	—	(50.0)	—	(50.0)
Other investing items, net	—	8.5	0.3	6.3	—	15.1
Net cash flows from investing activities	—	(30.7)	(1.4)	(66.4)	—	(98.5)
Cash flows from financing activities:
Net borrowings (repayments) under credit facility	—	90.0	—	—	—	90.0
Proceeds from issuance of long-term debt	—	31.9	—	—	—	31.9
Redemption of long-term debt	—	(27.4)	—	—	—	(27.4)
Debt issuance costs	—	(3.4)	—	—	—	(3.4)
Inter-company activity	4.1	3.9	(49.0)	5.4	35.6	—
SunCoke Middletown distributions to noncontrolling interest owners	—	—	—	(64.8)	—	(64.8)
Other financing items, net	(0.6)	—	—	1.3	—	0.7
Net cash flows from financing activities	3.5	95.0	(49.0)	(58.1)	35.6	27.0
Net increase (decrease) in cash and cash equivalents	—	(186.8)	—	5.1	—	(181.7)
Cash and equivalents, beginning of year	—	203.6	—	23.4	—	227.0
Cash and equivalents, end of year	$—	$16.8	$—	$28.5	$—	$45.3